$100,000,000

CREDIT AGREEMENT

Dated as of April 22, 2010

among

MedQuist transcriptions, ltd, as Borrower

medquist inc., as HOLDINGS

The Lenders and L/C Issuers Party Hereto

and

General electric capital corporation,
as Administrative Agent and Collateral Agent

and

CAPITALSOURCE BANK, AS SYNDICATION AGENT

and

fifth third BANK, AS documentATION AGENT

♦ ♦ ♦

ge capital markets, inc.,
as Sole Lead Arranger and Bookrunner

SCHEDULES

Schedule I                    Revolving Loan Commitments

Schedule II                  Addresses for Notices

Schedule 4.3                Capitalization

Schedule 4.12              Labor Matters

Schedule 4.14              Environmental Matters

Schedule 4.19              Material Agreements

Schedule 4.21              Health Care Permits

Schedule 8.1                Indebtedness

Schedule 8.2                Liens

Schedule 8.3                Investments

Schedule 8.9                Affiliate Transactions

Schedule 8.10              Contractual Obligations

EXHIBITS

Exhibit A                     Form of Assignment

Exhibit B-1                  Form of Revolving Note

Exhibit B-2                  Form of Term Note

Exhibit C                     Form of Notice of Borrowing

Exhibit D                     Form of Swingline Request

Exhibit E                      Form of L/C Request

Exhibit F                      Form of Notice of Conversion or Continuation

Exhibit G                     Form of Compliance Certificate

Exhibit H                     Form of Borrowing Base Certificate

This Credit Agreement, dated as of APRIL 22, 2010, is entered into among MEDQUIST TRANSCRIPTIONS, LTD., a new jersey corporation (the “Borrower”), medquist inc., a new jersey corporation (“Holdings”), the Lenders (as defined below), the L/C Issuers (as defined below) and general electric capital corporation (“GE Capital”), as Administrative Agent and Collateral Agent for the Lenders and the L/C Issuers (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Borrower has requested, and Lenders have agreed to make available to Borrower, certain credit facilities upon and subject to the terms and conditions set forth in this Agreement;

WHEREAS, Borrower desires to secure all of its Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent, Lenders and the other Secured Parties, a security interest in and lien upon substantially all of its property;

WHEREAS, Holdings, who, directly or indirectly, owns all of the Stock and Stock Equivalents of Borrower, is willing to guaranty all of the Obligations pursuant to, and in accordance with, its Guaranty and Security Agreement;

WHEREAS, subject to the terms hereof, each Subsidiary of Holdings (other than Excluded Foreign Subsidiaries as more particularly set forth herein) is willing to guarantee all of the Obligations of Borrower and to grant to the Administrative Agent, for the benefit of the Administrative Agent, Lenders and the other Secured Parties, a security interest in and lien upon substantially all of its property;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions, Interpretation and Accounting Terms

Section 1.1             Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Borrower and each Subsidiary Guarantor, including, without limitation, the unpaid portion of the obligation of a customer of the Borrower or any Subsidiary Guarantor in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by the Borrower or such Subsidiary Guarantor, as stated on the respective invoice of the Borrower or such Subsidiary Guarantor.

“Account Debtor” means the customer of the Borrower or any Subsidiary Guarantor who is obligated on or under an Account.

“Acquired Business” means the assets of Spheris Inc. and its subsidiaries acquired by the Borrower pursuant to the terms of the Acquisition Agreement.

“Acquisition” means the acquisition by the Borrower of the Acquired Business.

“Acquisition Agreement” means that certain Stock and Asset Purchase Agreement, dated as of February 2, 2010, by and among Spheris Inc. and certain of its affiliates as sellers and CBay Inc. and Holdings as purchasers.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent Fee Letter” means the letter agreement, dated as of April 13, 2010, addressed to Holdings from the Administrative Agent and accepted by Holdings, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons.

“Affected Lender” has the meaning specified in Section 2.18(a).

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower.  For purpose of this definition, “control” means the possession of either (a) the power to vote 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

 “Aggregate Excess Funding Amount” has the meaning specified in Section 2.4(f)(ii).

“Agreement” means this Credit Agreement.

“Applicable Margin” means (a) with respect to Revolving Loans, 3.00% per annum for Base Rate Loans and 4.00% per annum for Eurodollar Rate Loans, and (b) with respect to Term Loans, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the sum of 3.0% per annum and the Federal Funds Rate, and (c) the sum of (x) the Eurodollar Rate calculated for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day (but for the avoidance of doubt, such rate shall not be less than 2.00% per annum), plus (y) the excess of the Applicable Margin for Eurodollar Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate, or the Eurodollar Rate for an Interest Period of three months.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning specified in the preamble.

“Borrowing” means a borrowing consisting of Loans (other than Swing Loans and Loans deemed made pursuant to Section 2.3 or 2.4) made in one Facility on the same day by the Lenders according to their respective Commitments under such Facility.

“Borrowing Base” means, as of any date of determination by the Administrative Agent, from time to time, an amount equal to (i) 85% of the book value of Eligible Accounts at such time, multiplied by the Liquidity Factor, less (ii) Reserves established by the Administrative Agent in its reasonable credit judgment at such time.

“Borrowing Base Certificate” means a certificate of the Borrower, in substantially the form of Exhibit H.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any Eurodollar Rate or Eurodollar Rate Loan or any funding, conversion, continuation, Interest Period or payment of any Eurodollar Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding (a) interest capitalized during construction and (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” means a deposit account or securities account in the name of the Borrower and under the sole control (as defined in the applicable UCC) of the Administrative Agent and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the only Person authorized to give entitlement orders with respect thereto without further consent by the entitlement holder.

“Cash Dominion Period” means the period commencing upon the occurrence of any Event of Default or Liquidity Event and ending on the date thereafter on which no Event of Default and no Liquidity Event has occurred or has been continuing at any time during the previous 180 consecutive days.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“CBay” means CBay Inc., a Delaware corporation.

“CBay Agreement” means the agreement delivered pursuant to Section 3.1(a)(ix).

“CBay Management Agreement” means that certain Services Agreement, dated as of September 19, 2009, between Holdings and CBay.

“CBay Sales & Services Agreement” means that certain Sales & Services Agreement, dated as of March 9, 2010, between Borrower and CBay Systems.

“CBay Systems” means CBay Systems & Services, Inc., a Delaware corporation.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means the occurrence of any of the following:  (a) Sponsor ceases to have the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the directors to the board of directors of Holdings; (b) Sponsor ceases, directly or indirectly, to own and control, beneficially and of record, more than fifty percent (50%) of the issued and outstanding voting Stock of Holdings on a fully diluted basis (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security), (c) Holdings ceases, directly or indirectly, to own and control, beneficially and of record, one hundred percent (100%) of the issued and outstanding voting Stock and Stock Equivalents of Borrower on a fully diluted basis (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security) or (d) a “Change of Control” or any term of similar effect, as defined in any Subordinated Note Document or in any other document governing Indebtedness for borrowed money or Capital Leases of any Group Member having a principal amount in excess of $2,500,000 shall occur.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is issued.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collection Account” has the meaning specified in Section 2.13(a).

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Concentration Account” has the meaning specified in Section 7.11(a).

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets of such Person at such date other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person; provided, however, that “Consolidated Current Liabilities” shall exclude the principal amount of the Loans then outstanding, the current portion of any other long term Indebtedness and accrued interest payable.

“Consolidated EBITDA” means, with respect to any Person for any period,

(a)        the Consolidated Net Income of such Person for such period, plus

(b)        the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication,

(i)        any provision for United States federal income taxes or other taxes measured by net income,

(ii)       Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness (except amortization and expenses related to the consummation of the Related Transactions,

(iii)      any loss from extraordinary items as defined by GAAP,

(iv)      any depreciation, depletion and amortization expense,

(v)       any aggregate net loss on the Sale of property (other than accounts (as defined under the applicable UCC) and inventory) outside the Ordinary Course of Business,

(vi)      expenses and fees paid in cash associated with the Related Transactions not to exceed $15,000,000 in the aggregate,

(vii)     any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, or any other long-term incentive arrangement,

(viii)    any non-recurring loss, including severance and restructuring costs related to the Acquisition and the integration of the Acquired Business in an aggregate amount not to exceed $4,000,000,

(ix)      costs of legal proceedings and settlements with respect to those matters disclosed in Item 3 of Holdings’ Annual Report on Form 10-K as of December 31, 2009 filed on March 12, 2010, in an amount not to exceed $5,000,000 in any trailing twelve-month period, and

(x)       aggregate non-cash foreign exchange losses resulting from foreign currency fluctuation or hedging activity related thereto, minus

(c)        the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication,

(i)        any credit for United States federal income taxes or other taxes measured by net income,

(ii)       any gain from extraordinary items and any other non-recurring gain,

(iii)      any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the Ordinary Course of Business by such Person,

(iv)      any other non-cash gain, including any reversal of a charge referred to in clause (b)(vii) above by reason of a decrease in the value of any Stock or Stock Equivalent,

(v)       any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vii) above in any prior period, and

(vi)      aggregate non-cash foreign exchange gains resulting from foreign currency fluctuation or hedging activity related thereto.

Notwithstanding the above, for purposes of calculating the condition precedent set forth in Section 3.1(f) and covenants under Article 5 and Article 8, Consolidated EBITDA for the following months shall be deemed to be the amount set forth opposite such month below:

Month	Consolidated EBITDA
January 2009	$7,000,000
February 2009	$7,100,000
March 2009	$6,300,000
April 2009	$7,500,000
May 2009	$7,200,000
June 2009	$7,200,000
July 2009	$6,600,000
August 2009	$6,100,000
September 2009	$7,600,000
October 2009	$6,900,000
November 2009	$7,100,000
December 2009	$7,100,000
January 2010	$5,800,000
February 2010	$4,900,000

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period minus Capital Expenditures of such Person for such period to (b) the Consolidated Fixed Charges of such Person for such period; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period ending prior to May 1, 2011, Consolidated Fixed Charges and Capital Expenditures shall be measured for the period commencing on May 1, 2010 and ending on the last day of such period, divided by the number of days in such period and multiplied by 365.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) the Consolidated Cash Interest Expense of such Person and its Subsidiaries for such period, (b) the principal amount of Consolidated Total Debt of such Person and its Subsidiaries having a scheduled due date during such period, (c) all cash Restricted Payments paid by such Person and its Subsidiaries during such period to Persons other than such Person and its Subsidiaries and (d) all cash payments for United States federal income taxes and other taxes measured by net income actually payable by such Person in respect of such Period.

“Consolidated Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net costs under Interest Rate Contracts for such period and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period minus (b) the sum of (i) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and (ii) Consolidated interest income of such Person and its Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:  (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, other than the Acquired Business and any other Permitted Acquisition, in which case Consolidated Net Income shall include the net income of such Person measured on a Pro Forma Basis.  For the avoidance of doubt, the net income (or loss) of A Life Medical Inc. shall not be included in the Consolidated Net Income of Holdings.

“Consolidated Senior Debt” means, as of any date, (i) the Consolidated Total Debt of Holdings less (ii) all Indebtedness evidenced by the Subordinated Note.

“Consolidated Senior Leverage Ratio” means, with respect to Holdings as of any date, the ratio of (a) Consolidated Senior Debt of Holdings outstanding as of such date to (b) Consolidated EBITDA for Holdings for the last period of four consecutive Fiscal Quarters ending on or before such date.

“Consolidated Total Debt” of any Person means all Indebtedness of a type described in clause (a), (b), (c), (d), (f) or (g) of the definition thereof and all Guaranty Obligations with respect to any such Indebtedness, in each case of such Person and its Subsidiaries on a Consolidated basis.

“Consolidated Total Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Debt of such Person outstanding as of such date to (b) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contingent Loan Document Obligations” means (i) contingent indemnification obligations for which no claims has been asserted and (ii) L/C Obligations that are cash collateralized in an amount of at least 102% of such L/C Obligations or supported by one or more backstop letters of credit from an issuer, in an amount and in a form reasonably satisfactory to the L/C Issuer.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution approved by the Administrative Agent.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by the Administrative Agent.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business), (d) the number of shares of each class of Stock of such Person (other than Holdings) authorized and outstanding and (e) the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by each Group Member.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a)                Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the Ordinary Course of Business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
(b)               Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(c)                pledges or cash deposits made in the Ordinary Course of Business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);
(d)               judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(e) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;
(e)                Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)        Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the Ordinary Course of Business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(g)                Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;
(h)               licenses (including, without limitation, licenses granted by a Group Member with respect to its Intellectual Property), sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not interfering with the business of the Group Members;
(i)                 Liens in favor of collecting banks arising under Section 4-210 of the UCC (except to the extent subordinated or waived pursuant to a Control Agreement);
(j)                 Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits (except to the extent subordinated or waived pursuant to a Control Agreement), or Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Group Members to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Group Members;
(k)               Liens arising out of consignment or similar arrangements for the sale of goods entered into by Group Member in the Ordinary Course of Business;

(l)                 Liens in favor of customs and revenue authorities arising as a matter of law that secure payment of customs duties in connection with the importation of goods of any Group Member in the Ordinary Course of Business;
(m)             Liens (i) on cash earnest money deposits in favor of the seller of any Property to be acquired in an Investment permitted pursuant to Section 8.3 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any Property in a transaction permitted under Section 8.4 and affecting only the Property that is the subject of such agreement, in each case, solely to the extent such Investment or sale, disposition, transfer or lease would have been permitted on the date of the creation of such Lien;
(n)               Liens that are in the nature of (i) a common law or statutory right of set-off arising solely by operation of applicable law, or (ii) a right of set-off, relating to purchase orders and other agreements entered into with customers of the Group Members in the Ordinary Course of Business (except to the extent such Lien was waived or subordinated to the Obligations pursuant to the terms of the applicable Contractual Obligations or any amendment thereto);
(o)               Liens on an insurance policy and the proceeds thereof securing the financing of the insurance premiums payable with respect to such policy; and
(p)               the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property.

“Daily Unused Commitment” has the meaning specified in Section 2.11(a)(ii).

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disbursement Account” has the meaning specified in Section 7.11(a).

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Facilities, (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission and (c) prior to the Closing Date, all other documents filed by Spheris Inc, with the United States Securities and Exchange Commission.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” as defined in Section 7701(a)(30) of the Code.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” means Accounts of the Borrower and the Subsidiary Guarantors reflected as accounts receivable on Holding’s consolidated balance sheet (as of the date above), but solely to the extent of the unpaid portion of the obligations stated on the respective invoices issued to a customer of Borrower or such Subsidiary Guarantor with respect to Inventory sold and shipped or services performed in the Ordinary Course of Business, net of any credits, rebates or offsets owed by Borrower or any Subsidiary Guarantor to the respective customer, other than the following:

(a)                Accounts that do not arise from the sale of goods or the performance of services by Borrower or a Subsidiary Guarantor in the ordinary course of its business;

(b)               Accounts (i) upon which Borrower’s or such Subsidiary Guarantor's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which Borrower or such Subsidiary Guarantor is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s or such Subsidiary Guarantor’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)                Accounts with respect to which the Account Debtor has asserted a counterclaim, defense or dispute, or is owed or claims to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by the Borrower or the applicable Subsidiary Guarantor to such Account Debtor or claimed owed by such Account Debtor may be deemed Eligible Accounts);

(d)               Accounts that are not true and correct statements of bona fide obligations to pay incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)                Accounts with respect to which an invoice, reasonably acceptable to the Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;

(f)        Accounts that (i) are not owned by Borrower or any Subsidiary Guarantor or (ii) are subject to any Lien of any other Person, other than Permitted Liens;

(g)               Accounts that arise from a sale to any director, officer, other employee or Affiliate of any Group Member, or to any entity that has any common officer or director with any Group Member;

(h)               Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing and Borrower or such Subsidiary Guarantor, as applicable, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(i)                 Accounts that are the obligations of an Account Debtor having its principal place of business or executive office outside the United States;

(j)                 Accounts that arise with respect to goods that are delivered on a bill‑and‑hold, cash‑on‑delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(k)               Accounts that are in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)                 with respect to those Accounts for which the accounting systems of the Borrower or the applicable Subsidiary Guarantor track aging by due date, the Account is not paid within 75 days following its due date (but in no event more than 135 days after the applicable services were rendered or goods were sold, as the case may be), and with respect to all other Accounts, the Account is not paid within 90 days following its original invoice date (but in no event more than 105 days after the applicable services were rendered or goods were sold, as the case may be);

(ii)        the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)      a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(l)                 Accounts that are the obligations of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition (it being understood that determinations of qualification under this clause (m) shall be made only at the time a Borrowing Base Certificate is delivered or due pursuant to Section 6.1(j));

(m)             Accounts as to which the Administrative Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien, to the extent the Administrative Agent, in its reasonable discretion, determines such Accounts should not be Eligible Accounts;

(n)               Accounts that are evidenced by a judgment, Instrument or Chattel  Paper (other than Instruments or Chattel paper that the Administrative Agent is in possession of pursuant to the Guaranty and Security Agreement);

(o)               Accounts to the extent such Account exceeds any credit limit established by the Administrative Agent, in its reasonable credit judgment, following prior notice of such limit by the Administrative Agent to Borrower;

(p)               Accounts to the extent that such Account, together with all other Accounts owing to such Account Debtor and its Affiliates as of any date of determination exceed 10% of all Eligible Accounts;

(q)               Accounts that are payable in any currency other than Dollars;

(r)                 Accounts that arise from the sale of goods or the performance of services  in which the goods have been returned, rejected, lost or damaged or the services have been rejected; or

(s)                Accounts that have not been billed and forwarded to the applicable Account Debtor for payment in accordance in all material respects with the applicable contract between such Account Debtor and the Borrower or the applicable Subsidiary Guarantor, all Requirements of Law and in compliance and in conformance in all material respects with any and all requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account.

“Eligible Assignee” has the meaning specified in Section 11.2.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan,

(d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars in the London interbank market for the applicable Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.

“Eurodollar Rate” means, a rate per annum, with respect to any Interest Period, equal to the highest of (a) the ratio of (i) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (ii) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan, (b) the Eurodollar Rate as calculated in accordance with clause (a) above based on an Interest Period of three months determined two (2) Business Days prior to the start of the applicable Interest Period, and (c) 2.00%.

“Eurodollar Rate Loan” means any Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two (2) Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Availability” shall mean, at any time, the remainder of (a) the Maximum Revolving Loan Balance less (b) the Revolving Credit Outstandings.

“Excess Cash Flow” means, for any period,

(a)        Consolidated EBITDA of Holdings for such period, minus

(b)        without duplication,

(i)        any cash principal payment on the Loans during such period (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment) other than any mandatory prepayment required pursuant to Section 2.8(a) because of the existence of Excess Cash Flow for a prior period,

(ii)       any scheduled or voluntary cash principal payment made by Holdings or any of its Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof and excluding principal payments on Indebtedness evidenced by the Subordinated Note or otherwise constituting Permitted Junior Capital),

(iii)      any Capital Expenditure made by Holdings or any of its Subsidiaries during such period to the extent permitted by this Agreement, excluding any such Capital Expenditure to the extent financed through the incurrence of Capitalized Lease Obligations or any other long-term Indebtedness (excluding the Obligations),

(iv)      the Consolidated Cash Interest Expense of Holdings for such period,

(v)       any cash losses from extraordinary items,

(vi)      any cash payment made during such period to satisfy obligations for United States federal income taxes or other taxes measured by net income,

(vii)     any increase in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period),

(viii)    consideration paid in cash with respect to the purchase price of any Permitted Acquisition or Investment made pursuant to Section 8.3(o), except to the extent such cash consideration is funded from the issuance of Indebtedness or Stock of any Group Member;

(ix)      cash payments on liabilities accrued before March 16, 2010 with respect to customer accommodation programs in an aggregate amount not to exceed $250,000,

(x)       cash payments with respect to costs paid to cure defaults and assume Contractual Obligations in connection with the Acquisition in an aggregate amount not to exceed $1,000,000 and

(xi)      cash payments of fees and expenses related to the Related Transactions (regardless of when paid) in an aggregate amount not to exceed $15,000,000, and plus

(c)        without duplication, (i) to the extent included in the calculation of Consolidated EBITDA pursuant to clause (b)(i) of the definition thereof, any provision for United States federal income taxes or other taxes measured by net income and

(ii)       any decrease in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

“Excluded Account” has the meaning specified in Section 7.11(a).

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Person and in respect of which none of the following has occurred and is continuing: (a) the pledge of more than 65% of the voting Stock of such Subsidiary as collateral for any Indebtedness  (other than Obligations) of the Borrower, (b) the grant by such Subsidiary of a Lien on any of its property as collateral for any Indebtedness  (other than Obligations) of the Borrower, or (c) such Subsidiary incurring Guaranty Obligations with respect to any Indebtedness (other than Obligations) of any Group Member that is a Domestic Person.

“Existing Agent” means Wells Fargo Foothill, LLC, in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 31, 2009, among Holdings, Borrower, the other borrowers party thereto, the institutions party thereto as lenders and issuers and the Existing the Administrative Agent.

“Facilities” means (a) the Term Loan Facility and (b) the Revolving Credit Facility.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letters” means the Administrative Agent Fee Letter and the Joint Fee Letter.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.

“Fiscal Quarter” means each three fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means each twelve fiscal month period ending on December 31.

“Flood Insurance” means, for any real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.  Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the real property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by the Administrative Agent, with deductibles not to exceed $50,000.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“GE Capital” has the meaning specified in the preamble.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Payor” means Medicare, Medicaid, TRICARE, any state government insurer, any state health plan adopted pursuant to Title XIX of the Social Security Act and any other person or entity which presently or in the future maintains Governmental Payor Programs.

“Governmental Payor Programs” means all governmental third party payor programs in which any Group Member participates, including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs.

“Group Members” means, collectively, Holdings and its Subsidiaries.

“Group Members’ Accountants” means KPMG LLP or other nationally-recognized independent registered certified public accountants reasonably acceptable to the Administrative Agent.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the date hereof, among the Administrative Agent, the Borrower and other Guarantors from time to time party thereto.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the Ordinary Course of Business and (y) product warranties given in the Ordinary Course of Business.  The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Health Care Laws” means, collectively, any and all federal, state or local laws, rules, regulations, manuals, orders, ordinances, statutes, guidelines and requirements issued with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services, including, without limitation, to the extent applicable, rules and regulations governing the operation and administration of Medicare, Medicaid or any other Government Payor Program, HIPAA, any and all federal, state and local fraud and abuse laws of any Governmental Authority, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), and rules and regulations of the U.S. Food and Drug Administration, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.

“HIPAA Compliance Plan” has the meaning specified in Section 4.23.

“Holdings” has the meaning specified in the preamble.

“Impacted Lender” means any Lender that (a) has failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (b) fails to provide the Administrative Agent, within three (3) Business Days following the Administrative Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured:  (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and other obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the Ordinary Course of Business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the Ordinary Course of Business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Scheduled Revolving Credit Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all net payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent (x) such Person is liable for such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

“Indemnified Matters” has the meaning specified in Section 11.4.

“Indemnitee” has the meaning specified in Section 11.4.

“Initial Projections” means those financial projections covering the Fiscal Years ending in 2010 through 2013 and delivered to the Administrative Agent by the Borrower on March 18, 2010.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1, 2, 3 or 6 months thereafter, as selected by the Borrower pursuant hereto; provided, however, that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (c) the Borrower may not select any Interest Period (i) in the case of Revolving Loans, ending after the Scheduled Revolving Credit Termination Date and (ii) in the case of Term Loans, ending after the Term Loan Maturity Date, (d) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000 and (e) there shall be outstanding at any one time no more than 7 Interest Periods.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrower and each Subsidiary Guarantor, including, but not limited to, all merchandise, raw materials, parts, supplies, work‑in‑process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Subsidiary Guarantor’s custody or possession, including inventory on the premises of others and items in transit.

“Investment” means, with respect to any Person, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire any deposit, loan, advance, commitment to lend or advance, or other extension of credit, excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the Ordinary Course of Business or (d) to make any contribution to the capital of any other Person.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issued” and “Issuance” have correlative meanings.

“Joint Fee Letter” means the letter agreement, dated as of April 13, 2010, addressed to Holdings from the Administrative Agent and CapitalSource Bank and accepted by Holdings, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons, the Syndication Agent and the Lenders.

“L/C Cash Collateral Account” means any Cash Collateral Account (a) specifically designated as such by the Borrower in a notice to the Administrative Agent and (b) from and after the effectiveness of such notice, not containing any funds other than those required under the Loan Documents to be placed therein.

“L/C Issuer” means (a) GE Capital or any of its Affiliates and (b) each Person that hereafter becomes an L/C Issuer with the approval of, and pursuant to an agreement with and in form and substance satisfactory to, the Administrative Agent and the Borrower, in each case in their capacity as L/C Issuers hereunder and together with their successors.

“L/C Obligations” means, for any Letter of Credit at any time, the sum of (a) the L/C Reimbursement Obligations at such time for such Letter of Credit and (b) the aggregate maximum undrawn face amount of such Letter of Credit outstanding at such time.

“L/C Reimbursement Agreement” has the meaning specified in Section 2.4(a).

“L/C Reimbursement Date” has the meaning specified in Section 2.4(e).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” has the meaning specified in Section 2.4(b).

“L/C Sublimit” means $5,000,000.

“Lender” means, collectively, the Swingline Lender and any other financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, encumbrance, easement, lien (statutory or other), or preference, priority or other security interest or preferential arrangement in the nature of a lien, including any conditional sale contract or other title retention agreement, any assignment of any right to receive income or profits, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing (but not the interest of a lessor under an operating lease).

“Liquidity Event” means (a) Excess Availability is less than 15% of the Aggregate Revolving Credit Commitments for at least five consecutive Business Days at any time during the period beginning on the Closing Date and ending 90 days thereafter and (b) Excess Availability is less than 20% of the aggregate Revolving Credit Commitments for at least five consecutive Business Days at any time thereafter.

“Liquidity Factor” means the percentages applied to reduce Eligible Accounts based upon Borrower’s and Subsidiary Guarantors’ actual recent collection history in a manner consistent with the Administrative Agent’s underwriting practices and procedures.  The Administrative Agent may adjust such Liquidity Factor at any time in the exercise of its reasonable credit judgment.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means, collectively, this Agreement, any Notes, the Guaranty and Security Agreement, any Mortgages, the Control Agreements, the Fee Letters, the Subordination Agreement, the CBay Agreement, the Borrowing Base Certificates, the L/C Reimbursement Agreements, all landlord waivers, and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent, any Lender or any L/C Issuer in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“Lock Box” has the meaning specified in Section 7.11(a).

“Material Adverse Effect” means (a) a material adverse change in the financial condition, business, operations or property of the Group Members, taken as a whole, (b) material impairment of the ability of the Loan Parties (taken as a whole) to perform in any material respect their obligations under the Loan Documents and (c) a material adverse effect upon the validity or enforceability of the Credit Agreement, Guaranty and Security Agreement, Fee Letters, the Control Agreements or the other Loan Documents taken as a whole or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under the Loan Documents.

“Material Agreement” means, with respect to any Group Member, each contract or agreement to which such Group Member is a party that is necessary for the proper conduct of its business as conducted as of the Closing Date, including, without limitation, (a) all contracts or agreements with CBay or its Affiliates and (b) all agreements with respect to speech recognition software, such as agreements with Nuance Communications, Inc. or MultiModal Technologies.

“Maximum Lawful Rate” has the meaning specified in Section 2.9(d).

“Maximum Revolving Loan Balance” has the meaning specified in Section 2.1(a).

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the SSA (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, or orders pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the SSA or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Administrative Agent as security for the Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports, appraisals required to comply with FIRREA and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds” means proceeds received in cash or Cash Equivalents from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Group Member that is not a Wholly Owned Subsidiary of Holdings shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of Holdings therein.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and the Administrative Agent has not received a revocation thereof in writing) to the Borrower, the Administrative Agent, any Lender, or any L/C Issuer or has otherwise publicly announced (and the Administrative Agent has not received notice of a public retraction thereof) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities or (c) any Lender that has, or any Person that directly or indirectly controls such Lender has, (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (c), the Administrative Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender under clause (a), (b) or (c) of this definition.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate”.

“Non-U.S. Lender Party” means each of the Administrative Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a Domestic Person.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to the order of a Lender in any Facility in a principal amount equal to the amount of such Lender’s Commitment under such Facility (or, in the case of the Term Loan Facility, the aggregate initial principal amount of the Term Loans).

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.10(b).

“Obligations” means, with respect to any Loan Party, all Loans, L/C Obligations and other amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Secured Parties arising out of or under any Loan Document, (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however incurred, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is the Borrower, all Loans and L/C Obligations, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums to the extent chargeable to such Loan Party under any Loan Document (including those payable to L/C Issuers as described in Section 2.11).

“Ordinary Course of Business” means, in respect of any transaction involving any Group Member, the ordinary course of such Person’s business, as undertaken by such Person in good faith.

“Other Taxes” has the meaning specified in Section 2.17(c).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions:  (a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of Holdings and the Proposed Acquisition Target), such Proposed Acquisition and all other Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition shall not exceed $10,000,000 in the aggregate, (b) the Administrative Agent shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 15 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Administrative Agent) and on or prior to the date of such Proposed Acquisition, the Administrative Agent shall have received copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent, (c) as of the date of consummation of any transaction as part of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, all conditions set forth in clauses (i) and (ii) of Section 3.2(b) shall be satisfied or duly waived and, after giving effect to such Permitted Acquisition, Holdings shall be in compliance with the financial covenants set forth in Article 5 on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder and (d) such Proposed Acquisition is consummated no earlier than the first anniversary of the Closing Date.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is permitted in Section 8.1.

“Permitted Investment” means any Investment of any Group Member that is permitted in Section 8.3.

“Permitted Junior Capital” means up to $17,500,000 in unsecured subordinated Indebtedness issued by Borrower to replace or refinance the Subordinated Note and which shall be subject to the following terms and conditions: (i) subordination terms applicable thereto are no less favorable to the Lenders than those set forth in the Subordinated Note and otherwise reasonably acceptable to the Supermajority Lenders, (ii) Borrower is not required to repay such unsecured subordinated Indebtedness (either through amortization, maturity or redemption (other than customary (x) change of control provisions and (y) asset sale redemption provisions from proceeds net of (among other things) any mandatory prepayments required under this Agreement in respect of such asset sales, none of which may be paid while any Loans or L/C Obligations are outstanding or any Facility remains committed) at any time prior to at least six months after the later of the Scheduled Revolving Credit Termination Date and the Term Loan Maturity Date, except upon acceleration of such Indebtedness permitted by the applicable subordination provisions to the extent the proceeds thereof are required to be turned over to pay the Obligations, (iii) total yield on such subordinated Indebtedness or preferred Stock does not exceed 12.5% (or 13.5% including penalty interest) per annum, of which cash yield shall not exceed 10% per annum, assuming for purposes of this clause (iii), the Subordinated Note was issued at par, (iv) any financial covenants mirror those set forth in Article 5 and are at least 15% less restrictive than the financial covenants set forth in Article 5, except that the Permitted Junior Capital may require a Consolidated Total Leverage Ratio with respect to Holdings of not greater than 2.00:1.00, (v) all other covenants and other terms applicable thereto are not more restrictive than those contained in the Loan Documents or that certain Indenture, dated as of December 22, 2004, among Spheris, the Bank of New York, as Trustee and the other parties thereto and (vi) such unsecured subordinated Indebtedness or preferred Stock shall not have a cross-default to a Default or Event of Default having occurred under any Loan Document unless as a result of such Default or Event of Default under any Loan Document, the applicable Lenders have accelerated the Obligations to be immediately due and payable.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is permitted in Section 8.2.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness and (e) is otherwise on terms (other than interest rates and fees) no less favorable to the Group Members, taken as a whole, than those of such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 8.11 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of the Group Members, as determined in good faith by the Borrower (including through a Permitted Acquisition) or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Pro Forma Balance Sheet” has the meaning specified in Section 4.4(d).

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in reasonable detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933; provided that (i) the pro forma net income and Consolidated EBITDA related to the Acquired Business for March 2010 and April 2010 shall be determined  on a basis consistent with the calculation of net income and consolidated EBITDA for the Acquired Business for prior periods agreed by the Borrower and the Administrative Agent and (ii) adjustments approved by the Administrative Agent in writing may also be made to reflect operating expense reductions and other operating improvements or synergies or cost savings reasonably expected to result from such Pro Forma Transaction, which adjustments are reasonably anticipated by the Borrower to be realizable in connection with such Pro Forma Transaction and are estimated on a good faith basis by the Borrower.

“Pro Forma Transaction” means any transaction consummated as part of the Acquisition, any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Projections” means, collectively, the Initial Projections and the projections delivered pursuant to Section 6.1(f).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Proposed Acquisition” means (a) any proposed acquisition of all or substantially all of the assets or Stock of any Proposed Acquisition Target by the Borrower or any Subsidiary of the Borrower (or by Holdings to the extent such assets and Stock are transferred to the Borrower or any Subsidiary of the Borrower contemporaneously with such acquisition) that is consensual and approved by the board of directors of such Proposed Acquisition Target or the Person that owns such Proposed Acquisition Target, or (b) any proposed merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or any brand, line of business, division, branch, operating division or other unit operation of any Person.

“Pro Rata Outstandings”, of any Lender at any time, means (a) in the case of the Term Loan Facility, the outstanding principal amount of the Term Loans owing to such Lender and (b) in the case of the Revolving Credit Facility, the sum of (i) the outstanding principal amount of Revolving Loans owing to such Lender and (ii) the amount of the participation of such Lender in the L/C Obligations outstanding with respect to all Letters of Credit.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the Revolving Commitment (or, if Revolving Commitments are terminated, the Pro Rata Outstandings of such Lender under the Revolving Credit Facility) or the Pro Rata Outstandings under the Term Loan Facility of such Lender, as applicable, then in effect by (b) the sum of the Revolving Commitments (or, if such Revolving Commitments are terminated, the Pro Rata Outstandings of all Lenders under the Revolving Credit Facility) or Term Loans of all Lenders then in effect, as applicable; provided, however, that, if there are no Commitments and no Pro Rata Outstandings in any of such Facilities, such Lender’s Pro Rata Share in any Facility, as applicable, shall be determined based on the Commitments and/or Pro Rata Outstandings most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Register” has the meaning specified in Section 2.14(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid by any Group Member to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into with any Person that is not an Affiliate of the Borrower.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Sale or Property Loss Event, the earliest of (a) until the Term Loans have been paid in full, the 180th day, and thereafter the 365th day, after the completion of the portion of such Sale or Property Loss Event corresponding to such Net Cash Proceeds, (b) the date that is 5 Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 9.1(e)(ii) and (d) 5 Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default.

“Related Documents” means, collectively, the Acquisition Agreement, any Subordinated Note Documents, and each other document executed with respect to any of the foregoing or any Related Transaction.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, the Administrative Agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article 3) and other consultants and the Administrative Agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Related Transactions” means, collectively, the funding of the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9, the consummation of the Acquisition, the issuance of the Subordinated Note on the Closing Date, the refinancing of the Existing Credit Agreement, the execution and delivery of all Related Documents and the payment of all related fees, costs and expenses.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre‑remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of the aggregate Revolving Credit Commitments (or, if such Revolving Credit Commitments are terminated, the sum of the amounts of the participations in Swing Loans, the principal amount of unparticipated portions of the Swing Loans and the Pro Rata Outstandings in the Revolving Credit Facility) and Term Loans then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender; provided, however, that Required Lenders shall  require at least two unaffiliated Lenders so long as there are at least two unaffiliated Lenders which are not Non-Funding Lenders.

“Required Revolving Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Revolving Credit Commitments (or, if such Revolving Credit Commitments are terminated, the sum of the amounts of the participations in Swing Loans, the principal amount of the unparticipated portions of the Swing Loans and the Pro Rata Outstandings in the Revolving Credit Facility) then in effect, ignoring, in such calculation, the amounts held by any Non‑Funding Lender; provided, however, that Required Revolving Lenders shall  require at least two unaffiliated Lenders so long as there are at least two unaffiliated Revolving Credit Lenders which are not Non-Funding Lenders.

“Required Term Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Term Loans then outstanding, ignoring, in such calculation, the Term Loans of any Non-Funding Lender; provided, however, that Required Term Lenders shall  require at least two unaffiliated Lenders so long as there are at least two unaffiliated Term Loan Lenders which are not Non-Funding Lenders.

“Requirements of Law” means, with respect to any Person, collectively, the laws (statutory or common), treaties, rules and regulations, ordinances, orders, other legal requirements of any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation all Healthcare Laws.

“Reserves” means, with respect to the Borrowing Base, reserves that the Administrative Agent may, in its reasonable credit judgment, establish from time to time; provided that such Reserves shall be released to the extent the liabilities related to such Reserves are resolved to the satisfaction of the Administrative Agent and to permit the Borrower to pay such liabilities in connection with such resolution with the proceeds of a Revolving Loan (to the extent there is adequate Excess Availability to do so).  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expense or Indebtedness due or maturing within 60 days of the date of determination shall be deemed to be a reasonable exercise of the Administrative Agent’s credit judgment.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend or other distribution, whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of any Group Member, in each case now or hereafter outstanding, and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether to a sinking fund, a similar fund or otherwise.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Credit Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement.  The aggregate amount of the Revolving Credit Commitments on the date hereof equals $50,000,000.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment, holds a Revolving Loan or participates in any Swing Loan or Letter of Credit.

“Revolving Credit Outstandings” means, at any time, the sum of, in each case to the extent outstanding at such time, (a) the aggregate principal amount of the Revolving Loans and Swing Loans and (b) the L/C Obligations for all Letters of Credit.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Revolving Credit Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 or Section 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Scheduled Revolving Credit Termination Date” means April 22, 2014.

“Secured Parties” means the Lenders, the L/C Issuers, the Administrative Agent, each other Indemnitee and, to the extent it has rights under this Agreement, each participant and each SPV.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Representations” has the meaning specified in Section 3.2(b).

“Sponsor” means SAC Private Capital Group, LLC, a Delaware limited liability company.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Note” means that certain Subordinated Promissory Note, dated as of April 22, 2010 and due April 22, 2015, issued by Holdings and the Borrower to Spheris Inc.

“Subordinated Note Documents” means any indenture, agreement or other document evidencing or governing the Subordinated Note or any other Permitted Junior Capital that replaces or refinances such Subordinated Note.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Holdings.

“Subsidiary Guarantor” means each Subsidiary of Holdings that enters into any Guaranty Obligations with respect to the Obligations pursuant to the Guaranty and Security Agreement or any other Agreement acceptable to the Administrative Agent.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“Supermajority Lenders” means, at any time, Lenders having at such time in excess of 66 2/3% of the sum of the aggregate Revolving Credit Commitments (or, if such Revolving Credit Commitments are terminated, the sum of the amounts of the participations in Swing Loans, the principal amount of unparticipated portions of the Swing Loans and the Pro Rata Outstandings in the Revolving Credit Facility) and Term Loans then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender; provided, however, that Supermajority Lenders shall  require at least two unaffiliated Lenders so long as there are at least two unaffiliated Lenders which are not Non-Funding Lenders.

“Supermajority Revolving Lenders” means, at any time, Lenders having at such time at least 66 2/3% of the aggregate Revolving Credit Commitments (or, if such Commitments are terminated, the sum of the amounts of the participations in Swing Loans, the principal amount of the unparticipated portions of the Swing Loans and the Pro Rata Outstandings in the Revolving Credit Facility) then in effect, ignoring, in such calculation, the amounts held by any Non‑Funding Lender; provided, however, that Supermajority Revolving Lenders shall  require at least two unaffiliated Lenders so long as there are at least two unaffiliated Revolving Credit Lenders which are not Non-Funding Lenders.

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Swingline Commitment” means $10,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as administrative agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of the successor Administrative Agent (or, if there is no such successor Administrative Agent, the Required Revolving Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Request” has the meaning specified in Section 2.3(b).

“Swing Loan” has the meaning specified in Section 2.3(a).

“Syndication Agent” means CapitalSource Bank.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.17(a).

“Term Loan” has the meaning specified in Section 2.1(b).

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to the Borrower, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Term Loan Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement.  The aggregate amount of the Term Loan Commitments on the date hereof equals $50,000,000.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means the earlier of (a) October 22, 2012 and (b) the date on which those certain 6.00% Convertible Senior PIK Notes due 2015 issued by CBay on August 6, 2008, are called or otherwise become due and payable.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“Unused Commitment Fee” has the meaning specified in Section 2.11(a).

“U.S. Lender Party” means each of the Administrative Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers or equivalent governing body of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.

Section 1.2             UCC Terms.  The following terms have the meanings given to them in the applicable UCC:  “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3             Accounting Terms and Principles.  (a)  GAAP.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No material change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Holdings shall be given effect if such change would affect a calculation that measures compliance with any provision of Article 5 or Article 8 unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such material changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such material change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article 5 and Article 8 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

(b)                  Pro Forma. All components of financial calculations made to determine compliance with Section 3.1(f), Article 5 and Article 8 shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.4             Payments.  The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party or any L/C Issuer.  Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5             Interpretation.  (a) Certain Terms.  Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property).  The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole.  In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  In any other case, the term “including” when used in any Loan Document means “including without limitation.”  The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.

(b)          Certain References.  Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and any modification to any term of such agreement but only to the extent such modifications are not prohibited by the terms of any Loan Document, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE 2
The Facilities

Section 2.1             The Commitments.  (a) Revolving Credit Commitments.  On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally, but not jointly, agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment (less such Lender’s participation in outstanding Swing Loans and L/C Obligations); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all Revolving Credit Outstandings shall not exceed the Maximum Revolving Loan Balance.  Subject to the other terms and conditions hereof, amounts under this Section 2.1 may be borrowed, repaid and reborrowed from time to time.  Revolving Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.  The “Maximum Revolving Loan Balance” from time to time means the lesser of:

(i)                 the Borrowing Base (as calculated pursuant to the most recent Borrowing Base Certificate delivered pursuant to this Agreement) then in effect, or

(ii)               the aggregate Revolving Credit Commitments then in effect.

If at any time the then outstanding Revolving Credit Outstandings exceed the Maximum Revolving Loan Balance, then the Borrower shall immediately prepay outstanding Swing Loans and then Revolving Loans in an amount sufficient to eliminate such excess.

(b)               Term Loan Commitments.  On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally, but not jointly, agrees to make a loan (each a “Term Loan”) in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Term Loan Commitment.  Amounts of Term Loans prepaid or repaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.

Section 2.2             Borrowing Procedures.  (a)  Notice From the Borrower.  Each Borrowing of new Loans shall be made on notice given by the Borrower to the Administrative Agent not later than (i) 1:00 p.m. on the first Business Day, in the case of a Borrowing of Base Rate Loans and (ii) 1:00 p.m. on the third Business Day, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing; provided, however, that such notice may be given on the Closing Date with respect to Borrowings of Base Rate Loans to be made on the Closing Date.  Each such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with a Notice of Borrowing.  Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans.  Each Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 or must equal the remaining availability under the Maximum Revolving Loan Balance then in effect.

(b) Notice to Each Lender.   The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate.  Each Lender shall, before 1:00 p.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.11, such Lender’s Pro Rata Share of such proposed Borrowing.  Upon fulfillment or due waiver (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Closing Date and any time thereafter, of the applicable conditions set forth in Section 3.2, the Administrative Agent shall promptly make such funds available to the Borrower.

(c)                Non-Funding Lenders; Procedures.

(i)                 Responsibility.  The failure of any Non-Funding Lender to make any Loan, to fund any purchase of any participation to be made or funded by it, or to make any payment required by it hereunder on the date specified therefor shall not relieve any other Lender of its obligations to make such Loan, fund the purchase of any such participation, or make any other payment required hereunder on such date, and neither the Administrative Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan, fund the purchase of a participation or make any other payment required hereunder.

(ii)               Voting Rights.  Notwithstanding anything set forth herein to the contrary, including Section 11.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, “Term Loan Lender” or a “Revolving Credit Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Term Lenders”, “Required Revolving Lenders”, “Supermajority Revolving Lenders” or “Lenders directly affected” pursuant to Section 11.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased or extended, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders in such Facility, in each case without the consent of such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders, Required Term Lenders, Required Revolving Lenders and Supermajority Revolving Lenders, the Loans, L/C Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iii)      Borrower Payments to a Non-Funding Lender. The Administrative Agent shall be entitled to hold, in a non-interest bearing account, all portions of any payments received by the Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral. The Administrative Agent is hereby authorized to use such cash collateral to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties thereof, and then, to hold as cash collateral the amount of such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 2.4(f)(ii), of all funding obligations until the Obligations are paid in full in cash, all L/C Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or L/C Obligations, any amounts applied by the Administrative Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Credit Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Credit Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and L/C Obligations are held by the Revolving Credit Lenders in accordance with their Pro Rata Shares of the Revolving Loans. Any amounts owing by a Non-Funding Lender to the Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that the Administrative Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (iv) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, the Administrative Agent shall return the unused portion of such cash collateral to such Lender.

(iv)             Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to the Administrative Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and, (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(v)               Fees.  A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof.  In the event that any reallocation of L/C Obligations occurs pursuant to Section 2.4(f)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee set forth in Section 2.10(b) payable with respect to such reallocated portion shall be payable to (A) all Revolving Credit Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Credit Lenders.

Section 2.3             Swing Loans.  (a)  Availability.  On the terms and subject to the conditions contained in this Agreement, the Swingline Lender agrees to make loans in Dollars (each a “Swing Loan”) available to the Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Revolving Loan Balance and (y) in the period commencing on the first Business Day after it receives notice from the Administrative Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived.  In connection with the making of any Swing Loan, the Swingline Lender (in its capacity as Swingline Lender) may but shall not be required to otherwise determine whether the conditions precedent set forth in Section 3.2 have been satisfied or waived.  Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (i) the funding date of any Borrowing of Revolving Loans and (ii) the Revolving Credit Termination Date.  Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)               Borrowing Procedures.  In order to request a Swing Loan, the Borrower shall give to the Administrative Agent a notice to be received not later than 1:00 p.m. on the day of the proposed borrowing, which may be made in a writing substantially in the form of Exhibit D duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such borrowing, with such a Swingline Request.  In addition, if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Swing Line Lender may, notwithstanding anything else to the contrary in Section 2.2, make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan.  The Administrative Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan.  Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to the Administrative Agent and, in turn, the Administrative Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request.

(c)                Refinancing Swing Loans.  The Swingline Lender may at any time forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to each Revolving Credit Lender) that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Share of all or a portion of the outstanding Swing Loans.  Each Revolving Credit Lender shall pay such Pro Rata Share to the Administrative Agent for the account of the Swingline Lender.  Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 9.1(e)), such Revolving Credit Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from the Administrative Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan.  In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 9.1(e), each Revolving Credit Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Loan.  If any payment made by any Revolving Credit Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation.  Such participation shall not be otherwise required to be funded.  Upon receipt by the Swingline Lender of any payment from any Revolving Credit Lender pursuant to this clause (c) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Credit Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.

(d)               Obligation to Fund Absolute.  Each Revolving Credit Lender’s obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, any other Secured Party or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of the Borrower to deliver any notice set forth in Section 2.2(a) (each of which requirements the Revolving Credit Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Loan Party.

Section 2.4             Letters of Credit.  (a)  Commitment and Conditions.  On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrower (or, as long as the Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Group Member), Letters of Credit (denominated in Dollars and with face amounts that are multiples of $500,000 or such lesser amount as may be agreed by the applicable L/C Issuer) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Credit Termination Date and 7 days prior to the Scheduled Revolving Credit Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

(i)                 (A) the aggregate Revolving Credit Outstandings would exceed the Maximum Revolving Loan Balance or (B) the L/C Obligations for all Letters of Credit would exceed the L/C Sublimit;

(ii)               the expiration date of such Letter of Credit (A) is not a Business Day, (B) is more than one year after the date of issuance thereof or (C) is later than 7 days prior to the Scheduled Revolving Credit Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods, with each such period not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (C) of this Section 2.4(a)(ii); or

(iii)             (A) any fee due in connection with, and on or prior to, such Issuance has not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (C) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower (and, if such Letter of Credit is issued for the account of any other Group Member, such Group Member), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Administrative Agent or the Required Revolving Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.  Furthermore, GE Capital or any of its Affiliates as an L/C Issuer may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, then no L/C Issuer shall be obligated to Issue any Letters of Credit unless either the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 2.17 or Section 11.2, the L/C Obligations of that Non-Funding Lender or Impacted Lender have been cash collateralized, the Revolving Credit Commitments of the other Lenders have been increased by an amount sufficient to satisfy the Administrative Agent that all future L/C Obligations will be covered by all Revolving Credit Lenders who are not Non-Funding Lenders or Impacted Lenders, or the L/C Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Credit Lenders in a manner consistent with Section 2.4(f)(ii).

(b)               Notice of Issuance.  The Borrower shall give the relevant L/C Issuer and the Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. on the third Business Day prior to the date of such requested Issuance.  Such notice may be made in a writing substantially the form of Exhibit E duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day prior to such Issuance, with such an L/C Request.

(c)                Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide the Administrative Agent (which, after receipt, the Administrative Agent shall provide to each Revolving Credit Lender), in form and substance satisfactory to the Administrative Agent, each of the following on the following dates:  (i) on or prior to (A) any Issuance of any Letter of Credit by such L/C Issuer, (B) any drawing under any such Letter of Credit or (C) any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, (ii) upon the request of the Administrative Agent (or any Revolving Credit Lender through the Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent and (iii) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the L/C Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(d)               Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the L/C Obligations, each Revolving Credit Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related L/C Obligations in an amount equal to such Lender’s Pro Rata Share of such L/C Obligations.

(e)                Reimbursement Obligations of the Borrower.  The Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (i) below.  In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrower as provided in this clause (e) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Administrative Agent of such failure (and, upon receipt of such notice, the Administrative Agent shall forward a copy to each Revolving Credit Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (i) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (ii) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(f)                Reimbursement Obligations of the Revolving Credit Lenders.

(i)                 Upon receipt of the notice described in clause (e) above from the Administrative Agent, each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share of such L/C Reimbursement Obligation.

(ii)               If any Lender (other than the Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, that Non-Funding Lender’s L/C Reimbursement Obligation shall, at the Administrative Agent’s election at any time or upon any L/C Issuer’s written request delivered to the Administrative Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the other Lenders pro rata in accordance with their Pro Rata Shares of the Revolving Loan (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata Share had been increased proportionately), provided that no Lender shall be reallocated any such amounts or be required to fund any amounts that would cause its Revolving Credit Outstandings to exceed its Revolving Credit Commitment.  The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Administrative Agent, L/C Issuers, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans and L/C Obligations, plus, without duplication, and (B) all other obligations of such Non-Funding Lender reallocated to other Lenders pursuant to this clause (ii).

(iii)             By making any payments described in clauses (i) or (ii) above (other than during the continuation of an Event of Default under subsection 9.1(e)(ii) as to the Borrower or a Group Member), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and related L/C Reimbursement Obligation.  Such participation shall not otherwise be required to be funded.  Following receipt by any L/C Issuer of any payment from any Lender pursuant to this paragraph (f) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all duplicate payments received from Persons other than Lenders making payment on behalf of a Loan Party by such L/C Issuer with respect to such portion of such L/C Reimbursement Obligation.

(iv)     For the avoidance of doubt, no Revolving Credit Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans and undivided interest and participations in outstanding L/C Obligations to exceed its Revolving Credit Commitment.

(g)                Obligations Absolute.  The obligations of the Borrower and the Revolving Credit Lenders pursuant to clauses (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (i) (A) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (B) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (C) any loss or delay, including in the transmission of any document, (ii) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Group Member) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (iii) in the case of the obligations of any Revolving Credit Lender, (A) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Revolving Credit Lenders hereby irrevocably waive) or (B) any adverse change in the condition (financial or otherwise) of any Loan Party and (iv) any other act or omission to act or delay of any kind of any Secured Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Credit Lender hereunder.

Section 2.5             Reduction and Termination of the Commitments.  (a) Optional.  The Borrower may, upon at least 5 Business Days’ prior written notice to the Administrative Agent, terminate in whole or reduce in part ratably any unused portion of the Revolving Credit Commitments; provided, however, that (a) each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000 and (b) for any such termination or reduction made on or before the second anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Credit Lenders, an amount equal to 1.00% of the amount of the Revolving Credit Commitment terminated or permanently reduced which shall be due and payable on the date such termination or reduction is effective.

(b)               Mandatory.  All outstanding Revolving Credit Commitments shall terminate on the Scheduled Revolving Credit Termination Date.  All outstanding Term Loan Commitments shall terminate on the Closing Date after the funding of the Term Loans.

Section 2.6     Repayment of Loans.    (a)  The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Scheduled Revolving Credit Termination Date.

(b)               The aggregate principal amount of the Term Loans shall be paid in equal quarterly installments of $5,000,000 commencing on October 1, 2010 and continuing on the first day of each January, April, July and October thereafter, with a final scheduled installment of the Term Loans due and payable on the Term Loan Maturity Date in an amount equal to the entire remaining principal balance of the Term Loans.

Section 2.7             Optional Prepayments.  The Borrower may prepay the outstanding principal amount of any Loan in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment); provided, however, that (a) each partial prepayment that is not of the entire outstanding amount under any Facility shall be in an aggregate amount that is an integral multiple of $1,000,000 and (b) for any such prepayment of Term Loans made on or before the second anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Term Loan Lenders, an amount equal to 1.00% of the principal amount of the Term Loans so prepaid which shall be due and payable on the date of such prepayment.

Section 2.8     Mandatory Prepayments. (a) Excess Cash Flow. The Borrower shall pay or cause to be paid to the Administrative Agent, within 5 Business Days after the last date Financial Statements can be delivered pursuant to Section 6.1(c) for any Fiscal Year ending after the Closing Date, an amount equal to 25% of the Excess Cash Flow for such Fiscal Year; provided, however, that no prepayment shall be required from Excess Cash Flow to the extent all Term Loans have been paid in full.

(b)               Equity and Debt Issuances.  Upon receipt on or after the Closing Date by any Group Member of Net Cash Proceeds arising from (i) the issuance or Sale by Holdings of its own Stock (other than any issuance of common Stock of Holdings occurring in the Ordinary Course of Business to any director, member of the management or employee of Holdings or its Subsidiaries and common Stock of Holdings issued to the Sponsor, any Affiliate of the Sponsor (other than its portfolio companies), CBay and Subsidiaries of CBay), the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 50% of such Net Cash Proceeds or (ii) the incurrence by any Group Member of Indebtedness of the type specified in clause (a) or (b) of the definition thereof (other than any such Indebtedness permitted hereunder in Section 8.1), the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to such Net Cash Proceeds.  If any payments made to the Administrative Agent pursuant to subclause (ii) of this clause (b), when applied to the Obligations in accordance with Section 2.12(b), results in a prepayment of the Term Loans on or before the second anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, on the date of such prepayment, for the ratable benefit of the Term Loan Lenders, an additional amount equal to 1.00% of the principal amount of the Term Loans so prepaid.

(c)                Asset Sales and Property Loss Events.  Within five Business Days of receipt by any Group Member of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property other than Sales of its own Stock and Sales of property permitted hereunder in reliance upon Section 8.4 or (ii) any Property Loss Event with respect to any property of any Group Member to the extent resulting, in the aggregate with all other such Property Loss Events, in the receipt by any of them of Net Cash Proceeds in excess of $1,000,000, the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to such Net Cash Proceeds; provided, however, that, upon any such receipt, as long as no Event of Default shall be continuing, any Group Member may make Permitted Reinvestments with such Net Cash Proceeds and the Borrower shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds.

(d)               Indenture Prepayments.  Notwithstanding the foregoing in this Section 2.8, to the extent that any prepayment is required under the Subordinated Note Documents in connection with any asset sales or equity issuances, (together with any term of similar effect), the Borrower shall, in the event of receipt by any Loan Party or any Subsidiaries of any Loan Party of the Net Cash Proceeds thereof, pay or cause to be paid to the Administrative Agent an amount, not to exceed such Net Cash Proceeds, sufficient, and within the time period required under the applicable Subordinated Note Documents, in each case to ensure that no Group Member is required to prepay, redeem, defease, purchase or make an offer to purchase any Indebtedness evidenced or governed by Subordinated Note Documents or cause any of the foregoing, or grant or honor any option or other right to do any of the foregoing, to the extent, in the absence of such obligation of the Borrower hereunder, a Group Member would be required to make or cause any such prepayment, redemption, defeasance, purchase or offer or grant any such option.

(e)                Excess Outstandings.  On any date on which the aggregate principal amount of Revolving Credit Outstandings exceeds the Maximum Revolving Loan Amount, the Borrower shall pay to the Administrative Agent an amount equal to such excess.

(f)                Application of Payments.  Any payments made to the Administrative Agent pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b).

Section 2.9             Interest.  (a)  Rate.  All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:  (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Revolving Loans that are Base Rate Loans, each as in effect from time to time.

(b)        Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), (B) if such Loan is a Term Loan, upon the payment or prepayment of the principal amount on which such interest has accrued and (C)(1) if such Loan is a Base Rate Loan (including a Swing Loan), on the last day of each calendar month commencing on the first such day following the making of such Loan, (2) if such Loan is a Eurodollar Rate Loan, on the last day of each Interest Period applicable to such Loan and, if applicable, on each date during such Interest Period occurring every 3 months from the first day of such Interest Period and (ii) if accrued on any other Obligation, on demand from any time after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)                Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document (but without duplication of any other default rate provided in any Loan Document, including Section 2.11(b)), effective immediately upon (A) the occurrence of any Event of Default under Section 9.1(e)(ii) or (B) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default and, in each case, for as long as any Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)               Savings Clause.  Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

Section 2.10         Conversion and Continuation Options.  (a)  Option.  The Borrower may elect (i) in the case of any Eurodollar Rate Loan, (A) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Base Rate Loans (other than Swing Loans), to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon 3 Business Days’ prior notice received by 1:00 p.m. on such Business Day; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $1,000,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b)               Procedure.  Each such election shall be made by giving the Administrative Agent at least three (3) Business Days’ prior notice in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) duly completed.  The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan.  Each partial conversion or continuation shall be allocated ratably among the Lenders in the applicable Facility in accordance with their Pro Rata Share.

Section 2.11         Fees.  (a)  Unused Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Credit Lenders, a fee (the “Unused Commitment Fee”) calculated on a daily basis in an amount equal to:

(i)                 the ending daily balance of the aggregate Revolving Credit Commitments, less

(ii)               the sum of the ending daily balance of all Revolving Loans and L/C Obligations outstanding for each day occurring during the preceding calendar month (the difference of (i) minus (ii) is referred to as the “Daily Unused Commitment”), multiplied by (x) one percent (1.00%) per annum for any day in which the Daily Unused Commitment is greater than 66.7% of the aggregate Revolving Credit Commitments at the end of such day, (y) three-quarters of one percent (0.75%) per annum for any day in which the Daily Unused Commitment is less than or equal to 66.7% and is greater than or equal to 33.3% of the aggregate Revolving Credit Commitments at the end of such day and (y) one-half of one percent (0.50%) per annum for any day in which the Daily Unused Commitment is less than 33.3% of the aggregate Revolving Credit Commitment at the end of such day.  Such fee shall be payable monthly in arrears on the last day of the calendar month following the date hereof and the last day of each calendar month thereafter.  The Unused Commitment Fee provided in this subsection 2.11(a) shall accrue at all times from and after execution and delivery of this Agreement through and including the date on which the Revolving Credit Commitments are terminated.  Following receipt of the Unused Commitment Fee, the Administrative Agent shall pay to each Revolving Credit Lender from, and to the extent of, the Unused Commitment Fee an amount equal to its pro rata share calculated as if the average daily balance of Swing Loans for the preceding calendar month had been zero.

(b)               Letter of Credit Fees.  The Borrower agrees to pay, with respect to all Letters of Credit issued by any L/C Issuer, (i) to such L/C Issuer, the fees, documentary and processing charges as separately agreed between the Borrower and such L/C Issuer or otherwise in accordance with such L/C Issuer’s standard schedule in effect at the time of determination thereof, (ii) to the Administrative Agent, for the benefit of the L/C Issuer, a fronting fee equal to 0.25% per annum multiplied by the face amount of such Letter of Credit and (iii) to the Administrative Agent, for the benefit of the Revolving Credit Lenders according to their Pro Rata Shares, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the maximum undrawn face amount of such Letters of Credit, such fees under clauses (ii) and (iii) shall be payable in arrears (A) on the last day of each calendar quarter, ending after the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that the fee payable under clause (iii) shall be increased by 2% per annum and shall be payable, in addition to being payable on any date it is otherwise required to be paid hereunder, on demand effective immediately upon (x) the occurrence of any Event of Default under Section 9.1(e)(ii) or (y) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing.

(c)                Additional Fees.  The Borrower shall pay to the Administrative Agent  and its Related Persons their reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.16(a) (Breakage Costs) and shall pay to the Administrative Agent and its Related Persons and the Syndication Agent, as applicable, all additional fees described in the Fee Letters.

Section 2.12         Application of Payments.  (a)  Application of Voluntary Prepayments or Other Payments.  Unless otherwise provided in this Section 2.12 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied to repay the Obligations the Borrower designates.

(b) Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8 (other than pursuant to Section 2.8(e)) or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied first, to the remaining installments of the Term Loans, applied in direct order of maturity, until the Term Loans have been paid in full, second, to repay the outstanding principal balance of the Swing Loans until paid in full, third, to repay the outstanding principal balance of the Revolving Loans until paid in full (which shall not effect a permanent reduction in the Revolving Credit Facility), and (if and only if an Event of Default has occurred and is continuing), fourth, to provide cash collateral to the extent and in the manner provided for in Section 9.3 and, then, any excess shall be retained by the Borrower.  Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8(e) shall be applied first, to repay the outstanding principal balance of the Swing Loans until paid in full, second, to repay the outstanding principal balance of the Revolving Loans until paid in full (which shall not effect a permanent reduction in the Revolving Credit Facility), and third (if and only if an Event of Default has occurred and is continuing), to provide cash collateral to the extent and in the manner provided for in Section 9.3.

(c)                Application of Payments During an Event of Default.  Each of Holdings and the Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of the Revolving Credit Commitment or the acceleration of any Obligation pursuant to Section 9.2, shall, apply all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders and the L/C Issuers, (iii) third, to pay interest then due and payable in respect of the Loans and L/C Reimbursement Obligations, (iv) fourth, to repay the outstanding principal amounts of the Loans and funded L/C Reimbursement Obligations, to provide cash collateral for contingent L/C Reimbursement Obligations in the manner and to the extent described in Section 9.3 and (v) fifth, to the ratable payment of all other Obligations, and, then, any excess shall be paid to the Borrower or as otherwise ordered by a court of competent jurisdiction.

(d)        Application of Payments Generally. All payments that would otherwise be allocated to the Revolving Credit Lenders pursuant to Section 2.12(c) shall instead be allocated first, to repay interest on Swing Loans, on any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender and on any L/C Reimbursement Obligation, in each case for which the Administrative Agent or, as the case may be, the L/C Issuer has not then been reimbursed by such Lender or the Borrower, second to pay the outstanding principal amount of the foregoing obligations and third, to repay the Revolving Loans. All repayments of any Revolving Loans or Term Loans shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. Except as may be otherwise expressly provided herein, all repayments of Term Loans shall be applied to reduce the remaining installments of such outstanding principal amounts of the Term Loans in the stated order of their maturities. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13         Payments and Computations.  (a)  Procedure.  The Borrower shall make each payment under any Loan Document not later than 11:00 a.m. on the day when due to the Administrative Agent by wire transfer or ACH transfer (which shall be the exclusive means of payment hereunder) to the following account (the “Collection Account”) (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No. 021‑001‑033
Account Number 502‑710‑79
Deutsche Bank Trust Company Americas, New York, New York
Account Name:  HH Cash Flow Collections
Reference:  Medquist Transcriptions, Ltd. (HFS2846)

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12.  The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim.  Each Lender shall make each payment for the account of any L/C Issuer or Swingline Lender required pursuant to Section 2.3 or 2.4 (A) if the notice or demand therefor was received by such Lender prior to 11:00 a.m. on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt of notice or demand.  Payments received by the Administrative Agent after 11:00 a.m. shall be deemed to be received on the next Business Day.

(b)               Computations of Interests and Fees.  All computations of interest and of fees shall be made by the Administrative Agent  on the basis of a year of 360 days (or, in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate”, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of “Eurodollar Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)                Payment Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)               Advancing Payments.  Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the applicable Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.14         Evidence of Debt.  (a)  Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as Administrative Agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b)               Records of the Administrative Agent.  The Administrative Agent, acting as Administrative Agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, each Lender and each L/C Issuer in the Term Loans and the Revolving Credit Outstandings, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligation, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for Eurodollar Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid and (6) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(c)                Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in L/C Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.14 and Section 11.2 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)       Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms.  In addition, the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Administrative Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Administrative Agent.

(e)                Notes.  Upon any Lender’s request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in a Facility and substantially in the form of Exhibit B; provided, however, that only one Note for each Facility shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances.  Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15         Suspension of Eurodollar Rate Option.  Notwithstanding any provision to the contrary in this Article 2, the following shall apply:

(a)                Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders as a whole of making or maintaining such Loans for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.

(b)               Illegality.  If any Lender determines in good faith that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make Eurodollar Rate Loans.

(c)                Effect of Suspension.  If the obligation of any Lender to make or to continue Eurodollar Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, (B) such Lender shall make a Base

Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Rate Loan, (C) the Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any Eurodollar Rate Loan or to convert any Base Rate Loan into a Eurodollar Rate Loan and (D) each Eurodollar Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.16         Breakage Costs; Increased Costs; Capital Requirements.  (a)  Breakage Costs.  The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Non-Funding Lender, a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any Eurodollar Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof.  For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)               Increased Costs.  If at any time any Lender or L/C Issuer determines in good faith that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) increasing the cost to such L/C Issuer of Issuing or maintaining any Letter of Credit or of agreeing to do so or (iii) imposing any other cost to such Lender or L/C Issuer with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender or L/C Issuer (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or L/C Issuer amounts sufficient to compensate such Lender or L/C Issuer for such increased cost.  Any amounts payable under this Section shall be without duplication of any amounts payable in respect of Taxes under Section 2.17.

(c)                Increased Capital Requirements.  If at any time any Lender or L/C Issuer determines in good faith that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or L/C Issuer or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender’s or L/C Issuer (or any corporation controlling such Lender or L/C Issuer) as a consequence of its obligations under or with respect to any Loan Document or Letter of Credit to a level below that which, taking into account the capital adequacy policies of such Lender, L/C Issuer or corporation, such Lender, L/C Issuer or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender or L/C Issuer (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d)               Compensation Certificate.  Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender or L/C Issuer claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error; provided, that Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 2.16 for any amounts incurred more than nine months prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.  In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

Section 2.17      Taxes.  (a) Payments Free and Clear of Taxes. Except as otherwise provided in this Section 2.17, each payment by any Loan Party under any Loan Document shall be made free and clear of, and without deduction for, any present or future taxes, levies, imposts, deductions, charges or withholdings and all Liabilities with respect thereto (collectively, but excluding the taxes set forth in clauses (i), (ii) and (iii) below, “Taxes”), other than (i) taxes imposed on or measured by reference to net income and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any connection arising solely from such Person having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (i), and (iii) any withholding tax that is imposed (including, without limitation, under Section 1441, 1442, 1471 or 1472 of the Code) on amounts payable to any Secured Party at the time such Secured Party becomes a party to this Agreement (or designates a new lending office) or is attributable to such Secured Party’s failure to deliver the documentation required to be delivered pursuant to clause (f) below, except to the extent that such Secured Party or its assignor (if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(b).

(b)               Gross-Up.  If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all such required deductions (including deductions applicable to any additional sums payable under this Section 2.17(b)) are made, such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)                Other Taxes.  In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  The Swingline Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to the Administrative Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by the Administrative Agent in whole to make such payment.  Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof.

(d)               Indemnification.  Without duplication of any additional amounts paid pursuant to Section 2.17(b), the Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Secured Party and all Liabilities with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, provided that, if the Borrower determines that any such Taxes or Other Taxes were not correctly or legally imposed or asserted, the relevant Secured Party shall allow the Borrower to contest, the imposition of such Tax upon the reasonable request of the Borrower and at the Borrower’s expense.  A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent (together with any supporting detail reasonably requested by the Borrower), shall be conclusive, binding and final for all purposes, absence manifest error.

(e)                Mitigation.  Any Secured Party claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)                Tax Forms.  (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from or reduction of United States withholding tax shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event or change in facts requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two properly completed and duly executed originals of each of the following, as applicable:  (A) IRS Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty), as applicable, or any successor forms thereto, and (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)               Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event or change in facts requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two properly completed and duly executed originals of IRS Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)             Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

(g)                Refunds.  If any Secured Party determines that it has received any refund of any Taxes or Other Taxes from the Governmental Authority to which such Taxes or Other Taxes were paid as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17, with respect to Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon request of such Secured Party, agrees to repay the amount paid over the Borrower (plus any penalties, interest or other charges imposed by the Governmental Authority to the extent accrued from the date such refund is paid over to the Borrower) to such Secured Party, together with any Liabilities relating to such refund, in the event the Administrative Agent or such Secured Party is required or requested to repay such refund to the Governmental Authority.  This paragraph shall not be construed to require any Secured Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

Section 2.18      Substitution of Lenders. (a) Substitution Right. In the event that any Lender in any Facility that is not an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.16, (ii) notifies the Borrower pursuant to Section 2.15(b) (Illegality) that it becomes illegal for such Lender to continue to fund or make any Eurodollar Rate Loan in such Facility, (iii) makes a claim for payment pursuant to Section 2.17(b) (Taxes), (iv) becomes a Non-Funding Lender with respect to such Facility or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders (or the Required Revolving Lenders or Required Term Lenders, as applicable) is obtained but that requires the consent of other Lenders in such Facility, the Borrower may substitute for such Affected Lender in such Facility any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”). If any mandatory assignment of the Term Loans or Revolving Credit Commitments of any Affected Lender pursuant to this Section 2.18 occurs on or before the second anniversary of the Closing Date, the Borrower shall pay to such Affected Lender, on the date of such mandatory assignment, an amount equal to 1.00% of (A) the principal amount of the Term Loans so assigned and (B) the amount of the Revolving Credit Commitments so assigned.

(b)               Procedure.  To substitute such Affected Lender, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender.  The effectiveness of such substitution shall be subject to the delivery to the Administrative Agent by the Substitute Lender of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender with respect to such Facility (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender in such Facility), (ii) in the case of a payment in full of the Obligations owing to such Affected Lender in the Revolving Credit Facility, payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(e) (Excess Outstandings), (iii) payment of the assignment fee set forth in Section 11.2(c) and (iv) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender under such Facility.

(c)                Effectiveness.  Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution in the Register, whereupon, in the case of any substitution in any Facility, (i) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to such Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (ii) the Substitute Lender shall become a “Lender” hereunder having a Commitment in such Facility in the amount of such Affected Lender’s Commitment in such Facility and (iii) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to such Facility; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Administrative Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par.

Section 2.19         Eligible Accounts.  All of the Accounts owned by Borrower and the Subsidiary Guarantors and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower to the Administrative Agent shall be “Eligible Accounts” for purposes of this Agreement.  The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to establish, modify or eliminate Reserves against the Borrowing Base from time to time in its reasonable credit judgment, including without limitation with respect to (a) Accounts where there are known facts, events or occurrences that in any way impair the validity, collectibility or enforceability of such Account for the full face amount of the claim or invoice with respect thereto, (b) Accounts as to which the Administrative Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien in an amount equal to the amount secured by any priming Lien on such Accounts plus all accrued interest, penalties and other amounts due in connection with such amount and (c) Accounts and Account Debtors that are otherwise unacceptable to the Administrative Agent in its reasonable credit judgment.  In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust standards of eligibility and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment, subject to the approval of Required Revolving Lenders in the case of adjustments or changes in advance rates which have the effect of making more credit available.

ARTICLE 3
Conditions To Loans And Letters Of Credit

Section 3.1             Conditions Precedent to Initial Loans and Letters of Credit.  The obligation of each Lender to make any Loan on the Closing Date and the obligation of each L/C Issuer to Issue any Letter of Credit on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent:

(a)                Certain Documents.  The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

(i)                 this Agreement duly executed by Holdings and the Borrower and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrower received by each at least 3 Business Days prior to the Closing Date (or such later date as may be agreed by the Borrower), Notes in each applicable Facility conforming to the requirements set forth in Section 2.14(e);

(ii)               the Guaranty and Security Agreement, duly executed by Holdings and each of its Subsidiaries (other than Excluded Foreign Subsidiaries), together with (A) copies of UCC, tax, judgment, fixture and Intellectual Property search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings other than with respect to Permitted Liens, in each case as may be reasonably requested by the Administrative Agent, and (B) all certificates representing all certificated securities (as defined in the UCC) being pledged pursuant to such Guaranty and Security Agreement and related undated powers or endorsements duly executed in blank (except as permitted to be delivered after the Closing Date pursuant to Section 7.13(c) or as the Existing Agent has agreed to deliver such certificated securities to the Administrative Agent upon receipt of payment pursuant to the terms of the payoff letter described in clause (c)(iii) below);

(iii)             duly executed customary opinions of counsel to the Loan Parties, each addressed to the Administrative Agent, the L/C Issuers and the Lenders and addressing such matters as Administrative Agent may reasonably request;

(iv)             a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in its jurisdiction of organization, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in (x) such jurisdiction and (y) each other jurisdiction where such Loan Party is qualified to do business as a foreign entity and where such qualification is necessary for the conduct of such Loan Party’s business (and, if appropriate in any such jurisdiction, related tax certificates) except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(v)               a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party that is authorized to and will execute and deliver any Loan Document on the Closing Date, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (v) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(vi)             a certificate of a Responsible Officer of the Borrower to the effect that (A) each condition set forth in Sections 3.1(c), (d), (e) and (f) and Section 3.2(b) has been satisfied, (B)  each Loan Party is Solvent after giving effect to consummation of the Related Transactions, and (C) attached thereto are complete and correct copies of (x) the Acquisition Agreement together with all exhibits and schedules thereto and any amendments thereto and (y) the Subordinated Note;

(vii)           a duly executed Borrowing Base Certificate, certified by a Responsible Officer of the Borrower and dated no later than February 28, 2010;

(viii)         (x) interim Consolidated unaudited monthly financial statements of Holdings and its Subsidiaries for each fiscal month ended after January 31, 2010 and on or prior to 45 days before the Closing Date, each in the form of the monthly financial statements as of January 31, 2010 provided to the Administrative Agent prior to the Closing Date, and (y) a pro forma estimated Consolidated balance sheet of Holdings and its Subsidiaries at the Closing Date after giving effect to the Related Transactions;

(ix)             a duly executed agreement, dated as of the Closing Date, among CBay Systems, the Borrower and the Administrative Agent with respect to certain matters in the CBay Sales & Services Agreement;

(x)               except as permitted under Section 7.13(b) to be delivered after the Closing Date, landlord waivers in form and substance reasonably acceptable to the Administrative Agent with respect to each location where the books and records of the Loan Parties are located; and

(xi)             insurance certificates in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent as additional insured or loss payee, as required by Section 7.5.

(b)               Fee and Expenses.  There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons, any L/C Issuer or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date and, in the case of the reimbursement of costs and expenses, invoiced prior to the Closing Date.

(c)                Related Transactions. Subject only to the funding of the initial Loans hereunder and the use of proceeds thereof, (i) as certified to the Administrative Agent, all conditions precedent to the consummation of the Acquisition set forth in the Acquisition Agreement have been satisfied (without any amendment, modification or waiver of any condition that would be materially adverse to the Lenders without the consent of the Administrative Agent, and the Acquisition shall have been consummated in material compliance with the terms of the Acquisition Agreement (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of the Administrative Agent) and all Requirements of Law, (ii) the Borrower shall have acquired the Acquired Business, (iii) all obligations due under the Existing Credit Agreement will have been repaid in full and the Existing Credit Agreement and all commitments to extend credit thereunder shall have been terminated, as evidenced by a payoff letter duly executed and delivered by the Borrower and the Existing Agent and (iv) the Subordinated Note shall have been issued.  The Administrative Agent shall be reasonably satisfied with any supplements, amendments or other modifications to the schedules to the Acquisition Agreement, in each case to the extent such supplement, amendment or modification would be materially adverse to the Administrative Agent or the Lenders and in any event shall have reviewed and be reasonably satisfied with any contracts being acquired or liabilities being assumed which are identified in any supplemented, amended or otherwise modified schedules.

(d)               Assumption of Liabilities.  The Group Members shall not have assumed more than $4,000,000 of the Spheris India Payable (as defined in the Acquisition Agreement) in connection with the Acquisition.

(e)                Outstanding Indebtedness.  After giving effect to the Related Transactions, the Group Members shall have no Indebtedness as of the Closing Date other than (i) Indebtedness incurred under this Agreement, (ii) the Subordinated Note and (iii) up to $5,000,000 of other Indebtedness existing prior the Closing Date and not incurred in connection with the Related Transactions.

(f)                Minimum Consolidated EBITDA; Minimum Liquidity.  Consolidated EBITDA of Holdings, measured on a Pro Forma Basis after giving effect to the Acquisition, for the twelve month period ended as of February 28, 2010, is at least $75,000,000.  Unencumbered cash on hand of the Group Members plus Excess Availability, after giving effect to the Loans to be made and any Letters of Credit to be issued on the Closing Date, is at least $5,000,000.

(g)                Collateral Audits and Appraisals.  The Administrative Agent shall have received a borrowing base audit with respect to the relevant Collateral to be included in the Borrowing Base and the relevant accounting systems, policies and procedures of the Acquired Business by an auditing firm satisfactory to the Administrative Agent in form and substance satisfactory to the Administrative Agent, and a roll-forward of the borrowing base audits with respect to the relevant Collateral to be included in the Borrowing Base through the month ended February 28, 2010.

(h)               Approval by Bankruptcy Court.  The Acquisition Agreement and the Acquisition shall have been approved pursuant to orders entered by the Bankruptcy Court, which orders shall contain a finding that Borrower is a good faith purchaser entitled to the protections and benefits of Section 363(m) of the Bankruptcy Code and shall otherwise be in the form attached as Exhibits G and H to the Acquisition Agreement. Such order shall not have been stayed by the Bankruptcy Court or any other court having jurisdiction to issue any such stay.

Section 3.2             Conditions Precedent to Each Loan and Letter of Credit .  The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each L/C Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)                Request.  The Administrative Agent (and, in the case of any Issuance, the relevant L/C Issuer) shall have received, to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing, Swingline Request or, as the case may be, L/C Request.

(b)               Representations and Warranties; No Defaults.  The following statements shall be true on such date, both before and after giving effect to such Loan or, as applicable, such Issuance:  (i) the representations and warranties set forth in any Loan Document shall be true and correct (A) if such date is the Closing Date, on and as of such date and (B) otherwise, in all material respects on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (ii) no Default shall be continuing.  Notwithstanding the foregoing, the only representations and warranties as to the Acquired Business that shall be required to be true and correct on the Closing Date as a condition to the obligation of each Lender to make any Loans or issue any Letters of Credit on the Closing Date shall be (x) the representations made by or with respect to the Acquired Business in the Acquisition Agreement, to the extent the inaccuracy of which would cause the conditions precedent to Holdings’ or the Borrower’s obligation to purchase the Acquired Business to not be satisfied and (y) the Specified Representations.  For purposes hereof, “Specified Representations” means the representations and warranties of Holdings and the Borrower as to the Acquired Business set forth in Sections 4.1(d), 4.1(e), 4.2(a)(ii)(C), 4.4(b) (other than as set forth in the 363 sale order issued by the Bankruptcy Court), 4.10, 4.16 and 4.17.  For clarification purposes, nothing contained in the prior sentence shall affect the condition that the representations and warranties set forth in the Loan Documents of Holdings and the Borrower as to the Group Members (as opposed to the Acquired Business) must be true and correct on the Closing Date.

The representations and warranties set forth in any Notice of Borrowing, Swingline Request or L/C Request (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan or Issuance and the acceptance of the proceeds thereof or of the delivery of the relevant Letter of Credit.

Section 3.3             Determinations of Initial Borrowing Conditions.  For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

ARTICLE 4
Representations and Warranties

To induce the Lenders, the L/C Issuers and the Administrative Agent to enter into the Loan Documents, each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of each date applicable pursuant to Section 3.2:

Section 4.1             Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite corporate or similar power and authority to own, and operate its property and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect and (e) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that the representations and warranties under clause (a) and (b) above with respect to the Excluded Foreign Subsidiaries are limited to the knowledge of the Loan Parties.

Section 4.2             Loan and Related Documents.  (a) Power and Authority.  The execution, delivery and performance by each Loan Party of the Loan Documents and Related Documents to which it is a party and the consummation of the Related Transactions and other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action, (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable material Requirement of Law in any material respect, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Group Member (including other Related Documents or Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect, (D) do not materially adversely affect any Permit of such Loan Party other than those that would not, in the aggregate, have a Material Adverse Effect or (E) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Group Member and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (B) those that have been, or will be prior to the Closing Date, obtained or made, and each of which on the Closing Date will be in full force and effect and (C) except with respect to the borrowing of the Loans, the guarantying of the Obligations and the granting of Liens under the Loan Documents, those which, if not obtained or made, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Due Execution and Delivery.  Each Loan Document and Related Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights or remedies of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)                Related Documents.  As of the Closing Date, each representation and warranty of each Group Member (if any) in each Related Document is true and correct in all material respects (unless made as of an earlier date in such Related Document, in which case such representation and warranty shall be true and correct as of such earlier date) and no default, or event that, with the giving of notice or lapse of time or both, would constitute a default, has occurred thereunder.  As of the Closing Date, all applicable waiting periods in connection with the Acquisition have expired or have been terminated without any action being taken by any Governmental Authority (including any requisite waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976).

(d)               Subordinated Note.  The Obligations constitute “Senior Debt” or any similar concept under and as defined in the Subordinated Note Documents.  No other Indebtedness qualifies as “Senior Debt” or any similar concept under the Subordinated Note Documents.

Section 4.3             Ownership of Group Members.  Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member other than Holdings, its jurisdiction of organization, the number of shares of each class of Stock outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or Holdings.  As of the Closing Date, all outstanding Stock of each Group Member has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of Holdings, is owned beneficially and of record by a Group Member free and clear of all Liens other than Permitted Liens.  As of the Closing Date, there are no Stock Equivalents with respect to the Stock of any Group Member (other than Holdings).  As of the Closing Date, there are no Contractual Obligations or other understandings to which any Group Member is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member.

Section 4.4             Financial Statements.  (a)  Each of (i) the audited Consolidated balance sheet of Holdings as at December 31, 2009, and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the Fiscal Year then ended, certified by KPMG LLP, and (ii) subject to the absence of footnote disclosure and normal year-end audit adjustments, the unaudited Consolidated balance sheets of Holdings as at February 28, 2010 and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the two (2) months then ended, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Group Members as at the dates indicated and for the periods indicated in accordance with GAAP.

(b)               On the Closing Date, (i) none of Holdings or its Subsidiaries has any material liability or obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and which is otherwise prohibited by this Agreement and (ii) since the date of the unaudited Financial Statements referenced in clause (a)(ii) above, there has been no Sale of any material property of Holdings or its Subsidiaries and (other than the Acquisition) no acquisition of any material property.

(c)                The Initial Projections have been prepared by Holdings in light of the past operations of the business of Holdings and its Subsidiaries and the Acquired Business and reflect projections for the four-year period beginning on January 1, 2010 on a quarterly basis through December 31, 2010 and on a year-by-year basis thereafter.  As of the Closing Date, the Initial Projections have been prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

(d)               The unaudited Consolidated balance sheet of Holdings (the “Pro Forma Balance Sheet”) delivered to the Administrative Agent prior to the date hereof, has been prepared as of February 28, 2010 and reflects as of such date, on a Pro Forma Basis for the Related Transactions the Consolidated financial condition of Holdings.

Section 4.5             Material Adverse Effect.  Since December 31, 2009, no Material Adverse Effect has occurred.

Section 4.6             Solvency.  As of the Closing Date, both before and after giving effect to the Related Transactions, each Loan Party is Solvent.  On any date after the Closing Date, both before and after giving effect to the Loans and Letters of Credit to be made or Issued on such date and the use of proceeds thereof, the Loan Parties taken as a whole are Solvent.

Section 4.7             Litigation.  There are no pending (or, to the knowledge of any Group Member, threatened in writing) actions, investigations, suits, proceedings, audits or claims affecting any Group Member with, by or before any Governmental Authority (x) that would reasonably be expected to have a Material Adverse Effect or (y) that involve the Loan Documents, the Related Documents or the Related Transactions (other than proceedings, actions, investigations or suits with, by or before the Bankruptcy Court related to the Acquisition).

Section 4.8             Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all Federal, state, local and foreign tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Group Member have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof, in each case except with respect to matters contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.  As of the Closing Date, no material Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any material claim for Taxes has been given or made by any Governmental Authority.  As of the Closing Date, proper and accurate amounts have been withheld by each Group Member from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Group Member has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Group Member is or was the common parent.

Section 4.9             Margin Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10         No Defaults.  No Group Member is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.11         Investment Company Act.  No Group Member is an “investment company” as defined in, or subject to regulation or restrictions under, the Investment Company Act of 1940, as amended and the rules and regulations promulgated thereunder.

Section 4.12         Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

Section 4.13         ERISA.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  No Benefit Plan and no other employee benefit plan maintained, sponsored or contributed to by any Loan Party or ERISA Affiliate is a defined benefit pension plan or is subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA.  No Loan Party or ERISA Affiliate has any obligation to contribute to any Multiemployer Plan.

Section 4.14         Environmental Matters.  Except as set forth on Schedule 4.14, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member (but solely to the knowledge of the Group Members with respect to any real property neither occupied by nor owned by any Group Member) is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect, (d) no Group Member has received any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would be reasonably expected to have a Material Adverse Effect and (e) each Group Member has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all documents containing material information pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

Section 4.15         Intellectual Property.  Each Group Member owns or licenses all Intellectual Property that is necessary for the operations of its businesses except as, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.  To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.16         Title; Real Property.  Each Group Member has good and valid fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns or leases all personal property necessary for the conduct of its business except as would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except Permitted Liens.  As of the Closing Date, no Group Member owns any fee simple interest in any real Property.

Section 4.17         Full Disclosure.  All of the representations or warranties made by any Loan Party or any of their respective Subsidiaries in the Loan Documents as of the date such representations and warranties were made or deemed made, and all of the information other than the Projections and general economic or specific industry information that has been made available to the Secured Parties by or on behalf of any Group Member or any of their respective Subsidiaries (including the information contained in any Financial Statement or Disclosure Document), when taken as a whole and after giving effect to all supplements previously made thereto, was, when furnished, complete and correct in all material respects and did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.  All projections that are part of such information (including those set forth in any Projections delivered subsequent to the Closing Date) have been prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time made and at the time such projections are made available (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

Section 4.18         Anti-Terrorism Laws.    No Group Member (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.  Each Group Member is in compliance, in all material respects, with the Patriot Act.

Section 4.19         Material Agreements.  Set forth on Schedule 4.19 (as updated from time to time by written notice to the Administrative Agent) is a list of the Material Agreements of each Loan Party.  Except for matters which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Material Agreement (other than those that have expired at the end of their stated terms or have been replaced by other agreements that are not materially less favorable to the Loan Parties or the Lenders) (a) is in full force and effect and (b) has not been amended or modified (other than amendments or modifications permitted by Section 8.11(c)).

Section 4.20         Health Care Matters.  Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member, and any Person acting on their behalf, is in compliance in all respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation.

Section 4.21         Health Care Permits.  Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Group Member, and any Person acting on their behalf, has in effect all material health care Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, (b) all such Permits are in full force and effect and there exists no default under, or violation of, any such Permit, (c) no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Permit and (d) there is no material claim that any such Permit is not in full force and effect, and no presently existing circumstance exists or event has occurred which could reasonably be expected to result in a material violation of the Health Care Laws.  As of the Closing Date, Schedule 4.21 sets forth an accurate, complete and current list of all material health care Permits with respect to the business of each Group Member.

Section 4.22         Exclusion.  Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Group Members, nor any Person acting on behalf of any Group Member has been, or has been threatened to be, (i) excluded from any Governmental Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other health care program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

Section 4.23         HIPAA.  Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member is in compliance with all applicable federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including HIPAA, and the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, to the extent applicable to any Loan Party and for so long as (1) any Loan Party is a “covered entity” as defined in 45 C.F.R. § 160.103, (2) any Loan Party is a "business associate" as defined in 45 C.F.R. § 160.103, (3) any Loan Party is subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (4) any Loan Party sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, such Loan Party has:  (i) completed thorough and detailed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of its business and operations subject to HIPAA and/or that could be materially and adversely affected by the failure of such Loan Party, or any Person acting on behalf of any Loan Party, as the case may be, to the extent these Assessments are appropriate or required for such Loan Party to be in compliance with HIPAA; (ii) developed a detailed plan and time line for becoming in compliance with HIPAA (a “HIPAA Compliance Plan”); and (iii) implemented those provisions of its HIPAA Compliance Plan necessary to ensure that such Loan Party is in compliance with HIPAA.

ARTICLE 5
Financial Covenants

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation  (other than any Contingent Loan Document Obligations) or any Revolving Credit Commitment remains outstanding:

Section 5.1             Maximum Consolidated Senior Leverage Ratio.  As of the end of each Fiscal Quarter, Holdings shall not have a Consolidated Senior Leverage Ratio greater than (a) 1.60:1.00 for any Fiscal Quarter ending after the Closing Date and prior to the payment in full of the Term Loans and (b) 1.85:1.00 for any Fiscal Quarter ending at any time thereafter.

Section 5.2             Maximum Consolidated Total Leverage Ratio.  As of the end of each Fiscal Quarter, Holdings shall not have a Consolidated Total Leverage Ratio greater 1.95:1.00 for any Fiscal Quarter ending after the Closing Date.

Section 5.3             Minimum Consolidated Fixed Charge Coverage Ratio.  As of the end of each Fiscal Quarter, Holdings shall not have a Consolidated Fixed Charge Coverage Ratio less than (a) 1.35:1.00 for any 4 Fiscal Quarter period ending on or prior to the payment in full of all Term Loans and (b) 1.15:1.00 for any 4 Fiscal Quarter Period ending thereafter.

Section 5.4             Minimum Liquidity.  The Group Members shall have unencumbered cash on hand plus Excess Availability at all times (a) during the first 14 days following the Closing Date of at least $5,000,000, (b) from the 15th day following the Closing Date through and including the 29th day following the Closing Date of at least $7,500,000 and (c) on the 30th day following the Closing Date of at least $10,000,000, with no further requirement after such 30th day following the Closing Date.

ARTICLE 6
Reporting Covenants

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation (other than any Contingent Loan Document Obligations) or any Revolving Credit Commitment remains outstanding:

Section 6.1             Financial Statements.  The Borrower shall deliver to the Administrative Agent (who will distribute the same to the Lenders promptly upon its receipt thereof) each of the following in a format reasonably satisfactory to the Administrative Agent:

(a)                Monthly Reports.  As soon as available, and in any event within (i) 30 days after the end of each of the first two fiscal months in each Fiscal Quarter and (ii) 45 days after the end of the last month in each Fiscal Quarter, the Consolidated unaudited balance sheet of Holdings as of the close of such fiscal month and related Consolidated statements of income and cash flow for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b)               Quarterly Reports.  As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Consolidated unaudited balance sheet of Holdings as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the

Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments), it being understood that the Borrower may satisfy the requirements of this clause (b) by delivery, in the manner provided in Section 11.11(a), of its quarterly report on Form 10-Q (or any successor form), as filed with the Securities and Exchange Commission.

(c)                Annual Reports.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, the Consolidated balance sheet of Holdings as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with an opinion of the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern or other similar qualification, it being understood that the Borrower may satisfy the requirements of this clause (c) by delivery, in the manner provided in Section 11.11(a), of its annual report on Form 10-K (or any successor form), as filed with the Securities and Exchange Commission.

(d)               Compliance Certificate.  Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) if delivered together with any Financial Statement pursuant to clause (c) above, includes the calculations used in determining Excess Cash Flow, (ii) if delivered together with any Financial Statements pursuant to clauses (b) or (c) above, demonstrates compliance with each financial covenant contained in Article 5 that is tested at least on a quarterly basis and (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

(e)                Corporate Chart and Other Collateral Updates.  As part of the Compliance Certificate delivered pursuant to clause (d) above, a certificate by a Responsible Officer of the Borrower that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) there has been no material change in the information provided in Schedule 3, Schedule 4, Schedule 5 or Schedule 6 to the Guaranty and Security Agreement since the date of the execution of this Agreement or the last Compliance Certificate delivered pursuant to this clause (e), as applicable, or, if there has been a material change in such information, complete and correct supplements to such Schedules have been delivered to the Administrative Agent or are attached to such certificate, and (iii) if any term of any Constituent Document of any Group Member has been modified on or prior to the date of delivery of such Compliance Certificate in accordance with Section 8.11, complete and correct copies of all documents evidencing such modification have been delivered to the Administrative Agent or are attached to such certificate.

(f)                Additional Projections.  As soon as available and in any event not later than 30 days after the beginning of each Fiscal Year, (i) forecasts prepared by management of the Borrower including in such forecasts (A) a projected Consolidated balance sheet, income statement and statement of cash flows and (B) a statement of all of the material assumptions on which such forecasts are based for each Fiscal Quarter in such Fiscal Year.

(g)                Audit Reports, Management Letters, Etc.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

(h)               Insurance.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, each in form and substance reasonably satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements, a summary of all material insurance coverage maintained as of the date thereof by any Group Member.

(i)                 Borrowing Base Certificate.  As soon as available and in any event within fifteen (15) days after the end of each calendar month, and during the existence of an Event of Default, at such other times as Administrative Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer, setting forth the Borrowing Base as at the end of the most-recently ended fiscal month; and within five Business Days after the Closing Date, a Borrowing Base Certificate as of March 31, 2010 to the extent such Borrowing Base Certificate was not delivered as of the Closing Date.

(j)                 Other Borrowing Base Reports.

(i)                 Concurrently with the delivery of the Borrowing Base Certificate, a monthly trial balance showing Accounts outstanding aged in a form acceptable to Administrative Agent, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion;

(ii)               Concurrently with the delivery of the Borrowing Base Certificate, a report detailing customer accommodations, if any, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion;

(iii)             No later than the 30th day of each fiscal month,;

(1)               a reconciliation of the most recent Borrowing Base and general ledger of Borrower to Borrower’s general ledger and monthly financial statements delivered pursuant to Section 6.1(a), in each case accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion;
(2)               a reconciliation of the outstanding Loans as set forth in the monthly loan account statement provided by the Administrative Agent to Borrower’s general ledger and monthly Financial Statements delivered pursuant to Section 6.1(a), in each case accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion.

(k)               Government Contracts.  At the time of delivery of each of the annual financial statements delivered pursuant to Section 6.1(c), (i) a listing of governmental contracts of Borrower subject to the Federal Assignment of Claims Act of 1940, and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Loan Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter.

(l)                 Other. Reasonably promptly after request, such documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Loan Party (and during the continuance of a Default, any Group Member) as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

Section 6.2             Other Events.  The Borrower shall give the Administrative Agent notice (who will distribute the same to the Lenders promptly upon its receipt thereof) of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Loan Party knows:

(a)                (i) the occurrence or existence of any Default or Event of Default and (ii) any event that such Responsible Officer believes would reasonably be expected to have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith;

(b)               any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.8, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof;

(c)                the commencement of any action, investigation, suit or proceeding by or before any Governmental Authority brought against any Group Member that would reasonably be expected to have a Material Adverse Effect;

(d)               notice of any material civil or criminal investigation or the commencement of proceedings before any Governmental Authority alleging a material violation of any Health Care Laws;

(e)                the acquisition of any real property with a fair market value in excess of $1,000,000 owned by any Loan Party;

(f)                any default under (after the expiration of any cure period with respect to such default and after giving effect to any written waiver of such default) any Subordinated Note Document; and

(g)                any default under (after the expiration of any cure period with respect to such default and after giving effect to any written waiver of such default) or any termination of any Material Agreement.

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer on behalf of Borrower setting forth details of the occurrence referred to therein, and stating what action Borrower or other Person proposes to take with respect thereto and at what time.

Section 6.3             Copies of Notices and Reports.  The Borrower shall promptly deliver to the Administrative Agent (who will distribute the same to the Lenders promptly upon its receipt thereof) copies of each of the following:  (a) all reports that Holdings transmits to its security holders generally, and (b) all periodic reports and reports on Form 8-K that any Group Member files with the Securities and Exchange Commission.

Section 6.4             Taxes.  The Borrower shall give the Administrative Agent notice (who will distribute the same to the Lenders promptly upon its receipt thereof) of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Loan Party knows:  (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, in each case, which would have a Material Adverse Effect.

Section 6.5             Labor Matters.  The Borrower shall give the Administrative Agent notice (who will distribute the same to the Lenders promptly upon its receipt thereof) of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Loan Party knows:  (a) the commencement of any material labor dispute to which any Group Member is a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect).

Section 6.6             Operating Statistics.  At the time of delivery of the quarterly financial statements required to be delivered under Section 6.1(b), the Borrower shall deliver a report in the same format previously provided to the Administrative Agent (who will distribute the same to the Lenders promptly upon its receipt thereof) containing timeliness of delivery and quality information with respect to CBay Systems’ performance under the CBay Sales and Services Agreement during such quarter.

ARTICLE 7
Affirmative Covenants

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation (other than any Contingent Loan Document Obligations Issuer) or any Revolving Credit  Commitment remains outstanding:

Section 7.1             Maintenance of Corporate Existence.  Each Group Member shall preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7.

Section 7.2             Compliance with Laws, Etc.  Each Group Member shall comply with all applicable Requirements of Law, except for such failures to comply that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.3             Payment of Obligations.  Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other material lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.

Section 7.4             Maintenance of Property.  Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, Permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5             Maintenance of Insurance.  Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members,  and (b) cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate and to provide that insurer will provide 30 days’ prior notice of any cancellation thereof to the Administrative Agent.  Notwithstanding the requirement in subsection (a) above, Federal Flood Insurance shall not be required for (x) real property not located in a Special Flood Hazard Area, or (y) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

Section 7.6             Keeping of Books.  The Group Members shall keep proper Consolidated books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all material financial transactions and the assets and business of the Group Members.

Section 7.7             Access to Books and Property.  Each Loan Party (and during the continuance of a Default, each Group Member) shall permit the Administrative Agent and its Related Persons, as often as reasonably requested, at any reasonable time during normal business hours, with reasonable advance notice and with the following right of inspection not to be exercised more frequently than two (2) separate times during any Fiscal Year of Holdings (except that, during the continuance of an Event of Default, no such notice shall be required and the Administrative Agent may exercise all rights hereunder (including the right of inspection) at any and all times during the continuance thereof) to (a) visit and inspect the property of each Loan Party (and during the continuance of a Default, each Group Member) and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Loan Party (and during the continuance of a Default, each Group Member), (b) discuss the affairs, finances and accounts of each Loan Party (and during the continuance of a Default, each Group Member) with any officer or director of any Loan Party (and during the continuance of a Default, any Group Member), (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Loan Party (and during the continuance of a Default, each Group Member) and (d) inspect, review, evaluate, conduct field examinations, audits, and make verifications, reconciliations, agings, trial balances, and appraisals of the Collateral in any manner and through any medium that the Administrative Agent considers advisable; provided, the Loan Parties shall not be responsible for costs and expenses more than twice per year unless an Event of Default has occurred and is continuing.  Each Lender may accompany the Administrative Agent on any visit or inspection once during any Fiscal Year of Holdings at the reasonable expense of the Loan Parties and at such Lender’s own expense for any additional visit or inspection during such Fiscal Year.  Each Loan Party (and during the continuance of a Default, each Group Member) shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Administrative Agent and its Related Persons and to disclose to the Administrative Agent and its Related Persons all financial statements and other documents and information as they might have and the Administrative Agent reasonably requests with respect to any Loan Party (and during the continuance of a Default, any Group Member).

Section 7.8             Environmental.  Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and scope reasonably acceptable to the Administrative Agent.

Section 7.9             Use of Proceeds.  The proceeds of the Loans shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely (a) to consummate the Related Transactions and for the payment of related transaction costs, fees and expenses, (b) for the payment of transaction costs, fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein and (c) for working capital and general corporate and similar purposes.

Section 7.10         Additional Collateral and Guaranties.  To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Administrative Agent:

(a)                deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)                 (A) each Subsidiary of any Loan Party that has entered into Guaranty Obligations with respect to any Indebtedness of the Borrower and (B) each Wholly Owned Subsidiary of any Loan Party shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii)               each Loan Party (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in substantially all of its property as security for the Obligations of such Loan Party, either by supplement to the Guarantee and Security Agreement or by separate agreement on substantially the same terms;

provided, however, that, unless the Borrower and the Administrative Agent otherwise agree, in no event shall (x) any Excluded Foreign Subsidiary be required to guaranty the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge in excess of 65% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (z) a security interest be required to be granted on any property of any Excluded Foreign Subsidiary as security for any Obligation;

(b)               deliver to the Administrative Agent all certificates representing all Securities pledged and required to be delivered pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c)                upon request of the Administrative Agent, deliver to it (x) an appraisal complying with FIRREA, (y) within 45 days of receipt of notice from the Administrative Agent that real property of the Loan Parties is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 7.5, and (z) a Mortgage, in each case on any real property with a fair market value in excess of $1,000,000 owned by any Loan Party, together with all Mortgage Supporting Documents relating thereto (or, if such real property is located in a jurisdiction outside the United States, similar documents deemed appropriate by the Administrative Agent to obtain the equivalent in such jurisdiction of a first-priority mortgage on such real property except with respect to Permitted Liens);

(d)               deliver to the Administrative Agent landlord waivers for any additional locations where the books and records of the Loan Parties are located;

(e)                promptly upon the request by the Administrative Agent, take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or for Collateral located outside the United States, a similar priority acceptable to the Administrative Agent, and with respect to Intellectual Property registered outside the United States, any filing which is reasonably requested by the Administrative Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request; and

(f)                if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described in this Section 7.10, which opinions shall be in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

Section 7.11         Controlled Deposit Accounts and Controlled Securities Accounts.  No later than thirty days after the Closing Date, or such later date to which the Administrative Agent may agree in writing, the Loan Parties shall have established and thereafter maintain the cash management system described below:

(a)                Each Loan Party shall deposit all of its cash in deposit accounts that are Controlled Deposit Accounts, except for (i) accounts in which the aggregate outstanding value of cash and Cash Equivalents does not exceed $250,000 at any time and (ii) zero-balance accounts maintained by the Loan Parties for the purpose of managing local disbursements and may maintain payroll, withholding tax and other fiduciary accounts (collectively, the “Excluded Accounts”).  Each Loan Party shall deposit all of its Cash Equivalents in securities accounts that are Controlled Securities Accounts.  Each Loan Party shall establish and maintain one or more lock boxes (each, a “Lock Box”) with an associated Controlled Deposit Account and shall direct their respective Account Debtors to make payments on all Accounts into such Lock Boxes for deposit into such Controlled Deposit Accounts. The Borrower shall establish and maintain one Controlled Deposit Account into which all deposits in other Controlled Deposit Accounts are wired on a daily basis (the “Concentration Account”).  The Borrower shall maintain, in its name, a Controlled Deposit Account (a “Disbursement Account”) into which the Administrative Agent shall, from time to time, deposit proceeds of Revolving Loans made to such Borrower pursuant to this Agreement.

(b)               Each Loan Party shall notify all Account Debtors to make payments to Lock Boxes subject to Control Agreements in which the Administrative Agent is granted a first priority perfected Lien.  To the extent any Person remits payments to an incorrect Lock Box or otherwise makes payments not in accordance with the provisions of this Section 7.11 or an applicable Loan Party’s payment direction, such Loan Party shall contact such Person and use its commercially reasonable efforts to redirect payment from such Person in accordance with the terms hereof.  The Loan Parties shall deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made or received in respect of any Collateral that have not been delivered to a Lock Box (without implying that such is permitted under the Credit Agreement) into the Concentration Account or any other Controlled Deposit Account in which the Administrative Agent has a first priority perfected Lien.  All funds deposited into Controlled Deposit Accounts (other than the Concentration Account or the Disbursement Account) shall be transferred on each Business Day to the Concentration Account.  So long as any Loans remain outstanding, the Loan Parties shall not accumulate or maintain cash in Excluded Accounts for  ten (10) consecutive days (or if an Event of Default exists, at any date of determination) in excess of checks outstanding against such accounts as of that date, plus amounts necessary to meet minimum balance requirements for such accounts.

(c)                Unless otherwise agreed by the Administrative Agent, each Control Agreement shall provide, among other things, that the financial institution at which the related Controlled Deposit Account and/or Lock Box is maintained agrees to forward (A) all amounts in each Controlled Deposit Account (other than the Concentration Account and Disbursement Accounts) to the Concentration Account on each Business Day, (B) all amounts in the Concentration Account to the Collection Account on each Business Day during any Cash Dominion Period (provided that if the Control Agreement for the Concentration Account does not expressly provide for a mechanism to from time to time terminate a Cash Dominion Period and thereafter, resume another Cash Dominion Period, then the Administrative Agent shall not be obligated to (and shall not be liable for failing to) terminate a Cash Dominion Period), (C) upon receipt of notice from the Administrative Agent (which may be given if an Event of Default has occurred and is continuing) all amounts in the Disbursement Accounts to the Collection Account and (D) shall be in a form sufficient to grant to the Administrative Agent a first priority perfected Lien (except as set forth in such Control Agreement) in the related Controlled Disbursement Account.

(d)               The Lock Boxes and Controlled Deposit Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment deposited therein securing payment of the Loans and all other Obligations, and in which the Loan Parties shall have granted a Lien to the Administrative Agent, on behalf of itself and the other Secured Parties.

(e)                All amounts transferred to the Collection Account shall be deemed received by the Administrative Agent in accordance with Section 2.13 and shall be applied (and allocated) by the Administrative Agent in accordance with Sections 2.12 and 2.13.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(f)                The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Controlled Deposit Account.   No Group Member and no Person on behalf of or through any Group Member shall have any right to demand payment of any funds held in any Controlled Deposit Account (other than the Disbursement Account) at any time during a Cash Dominion Period prior to the termination of all Revolving Credit Commitments and the payment in full of all Obligations and, in the case of L/C Cash Collateral Accounts, the termination of all outstanding Letters of Credit  (provided, if the aggregate funds on deposit in the L/C Cash Collateral Accounts exceeds 105% of the L/C Obligations for all Letters of Credit outstanding, this sentence shall not apply to such excess amounts).

Section 7.12         Compliance Program.  The Group Members shall continue to maintain a compliance program related to their obligations as a "business associate" of "covered entities," as such terms are defined by HIPAA, including employee training and policies and procedures on the appropriate use and disclosure of protected health information (subject to reasonable modifications and enhancements requested by the Administrative Agent prior to the Closing Date).  The Group Members shall revise and update such compliance program, as appropriate, to take into account any changes in law or regulation.

Section 7.13         Post Closing.  (a)  Not later than thirty days after the Closing Date, or such later date to which the Administrative Agent may agree in writing, the Loan Parties shall have complied with the requirements of Section 7.11.

(b)               Not later than forty-five days after the Closing Date, or such later date to which the Administrative Agent may agree in writing, the Loan Parties shall have complied with the requirements of Section 7.10(d) with respect to locations where books and records of the Acquired Business are maintained.

(c)                Not later than sixty days after the Closing Date, to the extent that the Loan Parties are not prohibited from pledging or assigning their equity interests in A-Life Medical, Inc., the Loan Parties shall have delivered (i) an original certificate representing the certificated securities (as defined in the UCC) of A-Life Medical, Inc. and a corresponding undated stock power duly executed in blank and (ii) a supplement to Schedule 5 to the Guaranty and Security Agreement adding such equity interest in A-Life Medical, Inc. as additional Pledged Collateral (as defined in the Guaranty and Security Agreement).

(d)               Not later than sixty days after the Closing Date, the Loan Parties shall have delivered original replacement certificates representing the certificated securities (as defined in the UCC) of MedQuist Canada Company and Speech Machines Ltd. being pledged pursuant to the Guaranty and Security Agreement, which such certificates shall represent 65% of the voting Stock and 100% of the non-voting Stock, as applicable, of each such entity, and corresponding undated stock powers duly executed in blank.

ARTICLE 8
Negative Covenants

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation (other than any Contingent Loan Document Obligations) or any Revolving Credit Commitment remains outstanding:

Section 8.1             Indebtedness.  No Group Member shall incur or otherwise remain liable with respect to, any Indebtedness except for the following:

(a)                the Obligations;

(b)               Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing thereof;

(c)                Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, in each case incurred by any Group Member (other than Holdings) together with any Permitted Refinancing thereof; provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness permitted under this clause (c) does not exceed $3,000,000 (plus $500,000 per Fiscal Year occurring after the 2010 Fiscal Year) at any one time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value (calculated at the time an acquisition, repair, improvement or construction is made) of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness;

(d)               Capitalized Lease Obligations incurred by any Group Member (other than Holdings) arising under Sale and Leaseback Transactions permitted hereunder in reliance upon Sections 8.4(d) or (e);

(e)                Indebtedness owed by one Group Member to any other Group Member to the extent that the resulting Investment held by the payee of such Indebtedness constitutes a Permitted Investment under Section 8.3(e);

(f)                obligations under Hedging Agreements entered into in the Ordinary Course of Business and not for speculation;

(g)                Guaranty Obligations of any Group Member with respect to Indebtedness of any other Group Member (other than Holdings  and other than Indebtedness permitted hereunder in reliance upon clause (b) or (c) above, for which Guaranty Obligations may be permitted to the extent set forth in such clauses), to the extent that such Guaranty constitutes a Permitted Investment under Section 8.3(e);

(h)               Indebtedness of any Group Member (other than Holdings) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case, that are incurred in the Ordinary Course of Business and not in connection with the borrowing of money or Hedging Agreement;

(i)                 Indebtedness of any Group Member consisting of (i) obligations to pay insurance premiums, or (ii) take or pay obligations contained in supply agreements, in each case, with such obligations arising in the Ordinary Course of Business and not in connection with the borrowing of money or Hedging Agreements;

(j)                 Indebtedness evidenced by the Subordinated Note or, to the extent the Subordinated Note is replaced by or refinanced with Permitted Junior Capital during the first 90 days following the Closing Date, the Permitted Junior Capital;

(k)               unsecured Indebtedness of any Group Member (other than Holdings) representing deferred compensation to employees, consultants or independent contractors of a Group Member incurred in the Ordinary Course of Business, or of a Person whose liability for such compensation has been assumed pursuant to a Permitted Acquisition;

(l)                 Indebtedness in respect of automatic clearing house arrangements, employee issued credit or purchase cards and overdraft protections, in each case, incurred in the Ordinary Course of Business by any Group Member (other than Holdings), provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within ten (10) Business Days of its incurrence, (ii) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days of its incurrence and (iii) all such Indebtedness shall not exceed $500,000 in the aggregate;

(m)             Indebtedness of Excluded Foreign Subsidiaries, provided that such Indebtedness (i) is without recourse to any Loan Party or any of the Collateral and (ii) is for working capital or general corporate purposes in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(n)               to the extent constituting Indebtedness, any earn-out or similar obligations of any Group Member incurred in connection with Permitted Acquisitions;

(o)               other Indebtedness of any Group Member (other than Holdings) not exceeding in the aggregate at any time outstanding $750,000;

(p)               Indebtedness of Holdings owing to former officers, directors, consultants and employees (or any spouses, ex-spouses or estates of any of the foregoing) of a Group Member incurred in connection with the repurchase of Stock and Stock Equivalents of Holdings that have been issued to such Persons, provided that the amount of such Indebtedness pursuant to this clause (p) shall not exceed an aggregate outstanding principal balance of $500,000 at any time, and the Indebtedness pursuant to this clause (p) shall be subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent; and

(q)               all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in each of Sections 8.1(a) through (p) above.

Section 8.2             Liens.  No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, except for the following:

(a)                Liens created pursuant to any Loan Document;

(b)               Customary Permitted Liens of Group Members;

(c)                Liens existing on the date hereof and set forth on Schedule 8.2;

(d)               Liens on the property of any Group Member (other than Holdings) securing Indebtedness of such Group Member permitted hereunder in reliance upon Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed, whether directly or through a Permitted Refinancing, by such Indebtedness and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed, whether directly or through a Permitted Refinancing, by such Indebtedness;

(e)                Liens on the property of Group Members securing the Permitted Refinancing of any Indebtedness secured by any Lien on such property permitted hereunder in reliance upon clause (c) or (d) above or this clause (e) without any change in the property subject to such Liens;

(f)                Liens with respect to the Property of any Excluded Foreign Subsidiary securing Indebtedness of such Excluded Foreign Subsidiary that is permitted under Section 8.1(m);

(g)                Liens with respect to Indebtedness permitted under Section 8.1(e), provided that (i) such Liens shall be expressly subordinated in all respects to the Liens securing the Obligations, (ii) any Indebtedness owing by a Loan Party to a Person who is not a Loan Party shall not be secured at any time and (iii) any Guaranty Obligation of a Subsidiary that is not a Loan Party may not be secured by Property of any other Loan Party; and

(h)               Liens on Property of Group Members not otherwise permitted by this Section 8.2 so long as the aggregate principal amount of Indebtedness and other obligations secured thereby does not exceed $375,000 at any time.

Section 8.3             Investments.  No Group Member shall make or maintain any Investment except for the following:

(a)                Investments existing on the date hereof and set forth on Schedule 8.3;

(b)               Investments in cash and Cash Equivalents;

(c)                (i) endorsements for collection or deposit in the Ordinary Course of Business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the Ordinary Course of Business and (iii) Investments acquired in connection with the settlement of delinquent accounts arising in the Ordinary Course of Business, in connection with the bankruptcy or reorganization of suppliers or customers or as security for such claims, or upon the foreclosure by a Loan Party of its Lien with respect to any secured Investment;

(d)               Investments by Loan Parties made as part of a Permitted Acquisition;

(e)                Investments by (i) any Loan Party to any other Loan Party (other than Holdings), (ii) any Loan Party to a Subsidiary of a Loan Party who is not a Loan Party not to exceed $1,000,000 in the aggregate at any time outstanding for all such Investments, (iii) a Subsidiary of a Loan Party who is not a Loan Party to a Loan Party or another Subsidiary who is not a Loan Party, or (iv) an Excluded Foreign Subsidiary to another Excluded Foreign Subsidiary; provided that (x) if the extensions of credit described in foregoing clauses (i) or (ii) are evidenced by notes, such notes shall be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties and (y) such credit described in clause (i) or (iii), to the extent owed by a Loan Party, is expressly subordinated to the repayment of the Obligations;

(f)                loans and advances to officers, directors, consultants and employees of a Group Member (i) to finance the purchase of Stock and Stock Equivalents of Holdings or CBay, provided that the amount of such loans and advances used to acquire such Stock and Stock Equivalents shall not exceed an aggregate outstanding principal balance of $250,000 at any time, (ii) for reasonable and customary business related travel expenses, entertainment expenses and moving expenses, and similar expenses, in each case, incurred in the Ordinary Course of Business and with loans and advances for all such expenses not to exceed $250,000 in the aggregate outstanding at any time, and (iii) for additional purposes not contemplated by clause (i) or (ii)

above, provided that the aggregate principal amount at any time outstanding with respect to this clause 8.3(f)(iii) shall not exceed $500,000;

(g)                Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 8.4(a); provided that the aggregate principal amount at any time outstanding with respect to this clause (g) shall not exceed $500,000;

(h)               Investments made to repurchase or retire Stock or Stock Equivalents of Holdings (or any direct or indirect parent thereof) in accordance with Section 8.5(d);

(i)                 Guarantees by a Group Member of leases (other than of Capital Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into in the Ordinary Course of Business;

(j)                 Guarantees permitted under Section 8.1;

(k)               advances made in connection with purchases of goods or services in the Ordinary Course of Business;

(l)                 deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;

(m)             Investments in Hedging Agreements permitted under Section 8.1(f);

(n)               Investments in the form of equity capital contributions made in a Loan Party as of or after the Closing Date, and Investments in the form of equity capital contributions in any Excluded Foreign Subsidiary as of the Closing Date; and

(o)               other Investments not exceeding $1,000,000 in the aggregate since the Closing Date.

Section 8.4             Asset Sales .  No Group Member shall Sell any of its Property (other than cash), enter into any Sale and Leaseback Transaction or (other than with respect to Holdings) issue shares of its own Stock, except for the following:

(a)                In each case to the extent entered into in the Ordinary Course of Business (i) obsolete, worn-out, used or surplus Property (other than Accounts of a Group Member) to the extent such Property is not necessary for the operation of the Group Members’ businesses; (ii) inventory, equipment and goods sold; and (iii) cash and Cash Equivalents (except that while a Cash Dominion Period remains in effect, Section 7.11 shall control over this Section 8.4 with respect to the disposition of all cash and Cash Equivalents that are the proceeds of an Account of a Loan Party);

(b)               (i) any Sale of any property by any Group Member to any other Group Member to the extent any resulting Investment constitutes a Permitted Investment under Section 8.3(e), (ii) any Restricted Payment by any Group Member permitted pursuant to Section 8.5 and (iii) any distribution by Holdings of the proceeds of Restricted Payments from any other Group Member to the extent permitted in Section 8.5;

(c)                (i) any Sale or issuance by Holdings of its own Stock, (ii) any Sale or issuance by any Group Member of its own Stock to any Loan Party, or by any Group Member that is not a Loan Party to another Group Member that is not a Loan Party to the extent that the resulting Investment is a Permitted Investment under Section 8.3(e); provided, however, that the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) held by the Loan Parties, taken as a whole, and pledged to the Administrative Agent does not change as a result of such Sale or issuance and (iii) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Group Member, any Sale or issuance by such Group Member of its own Stock constituting directors’ qualifying shares or nominal holdings; and

(d)               dispositions of Property (other than Accounts of a Group Member) not otherwise permitted hereunder that are made for fair market value; provided, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash or Cash Equivalents, (iii) the aggregate fair market value of all Property so sold by the Group Members, together, shall not exceed in any Fiscal Year the greater of (x) one percent (1%) of the total assets of the Group Members reflected on the financial statements delivered to the Administrative Agent in accordance with Section 6.1 for the preceding Fiscal Year, and (y) $2,500,000 and (iv) after giving effect to such disposition, the Loan Parties are in compliance on a pro forma basis with the covenants set forth in Article 7, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(e)                other dispositions of Property the fair market value of which shall not exceed, in the aggregate, $500,000;

(f)                any (i) sale or discounting of accounts receivable arising in the Ordinary Course of Business in connection with the compromise or collection thereof to the extent the proceeds thereof are applied to repay any Swing Loans or Revolving Loans then outstanding and (ii) involuntary sale, transfer, assignment or other disposition resulting from a Property Loss Event upon the receipt of the applicable net proceeds for such Property Loss Event;

(g)                licenses, sublicenses, leases or subleases granted in the Ordinary Course of Business not interfering with the business of the Group Members in any material respect;

(h)               Property (other than Accounts of a Loan Party) to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement Property, in each case, provided that to the extent the Property being transferred constitutes Collateral, such replacement Property shall be made subject to the Liens arising under the Loan Documents;

(i)                 the Group Members may effect any transaction permitted by Section 8.3, 8.5 or 8.7;

(j)                 lease of any tangible Property and licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case, in the Ordinary Course of Business; and

(k)               dispositions of any Property between or among the Group Members as a substantially concurrent interim disposition in connection with a disposition of such Property otherwise permitted pursuant to clauses (a) through (k) above.

Section 8.5             Restricted Payments.  No Group Member shall declare, pay or make any Restricted Payment except for the following (and Holdings shall not use the proceeds of any Restricted Payment made in reliance under clause (c) below other than as set forth in such clause (c)):

(a)                Restricted Payments (i) by a Loan Party to any Loan Party other than Holdings and (ii) by any Group Member that is not a Loan Party to any Group Member;

(b)               dividends and distributions declared and paid on the common Stock of any Group Member ratably to the holders of such common Stock and payable only in common Stock of such Group Member; and

(c)                cash dividends or distributions on the Stock of the Group Members (other than Holdings) to Holdings paid and declared solely for the purpose of funding the following:

(i)                 payments by Holdings in respect of taxes owing by Holdings in respect of the other Group Members;

(ii)               ordinary operating expenses of Holdings; provided, however, that the amount of such cash dividends paid in any Fiscal Year shall not exceed $12,000,000 in the aggregate;

(iii)             payment by Holdings of the fees under the CBay Management Agreement to the extent permitted under Section 8.9(k);

(iv)             payments with respect to withholding or similar taxes payable or expected to be payable by or with respect to any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) for any repurchases of Stock or Stock Equivalents in Holdings including deemed repurchases in connection with the exercise of stock options, provided in each case that payments made under this clause (iv) shall not exceed $500,000 in the aggregate; and

(v)               to pay the consideration necessary to consummate any Permitted Acquisition in accordance with the agreements evidencing such Permitted Acquisition;

provided, however, that no action that would otherwise be permitted hereunder in reliance upon this clause (c) (other than clause (i) or (ii) above) shall be permitted if a Default is then continuing or would result therefrom.

(d)               the Group Members may redeem, acquire, retire or repurchase (and the Group Members may declare and pay cash Restricted Payments to another Group Member (or any direct or indirect parent thereof), the proceeds of which are used to so redeem, acquire, retire or repurchase) shares of Stock or Stock Equivalents of Holdings (or any direct or indirect parent thereof) or any Excluded Foreign Subsidiary (or any options or warrants or stock appreciation rights issued with respect to any of such Stock or Stock Equivalents) (or to allow Holdings (or any direct or indirect parent thereof) or any Excluded Foreign Subsidiary to so redeem, retire, acquire or repurchase its Stock or Stock Equivalents) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of a Group Member (or any direct or indirect parent thereof), with the proceeds of cash Restricted Payments from a Group Member, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that

(i)                 no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii)               the aggregate Restricted Payments permitted in any fiscal year of Holdings shall not exceed $500,000; and

(iii)             with respect to any redemption of Stock or Stock Equivalents in an Excluded Foreign Subsidiary or Stock or Stock Equivalents held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of an Excluded Foreign Subsidiary, such Restricted Payment shall be funded solely by such Excluded Foreign Subsidiary or with the proceeds of an Investment in such Excluded Subsidiary permitted under Section 8.3 hereof;

(e)                Holdings may redeem in whole or in part any of its Stock or Stock Equivalents for another class of Stock or Stock Equivalents of Holdings or rights to acquire Stock or Stock Equivalents in Holdings, provided that (i) the funds used to effect such redemption shall be provided solely from concurrent equity contributions or issuances of new shares of Holdings’ Stock or Stock Equivalents and (ii) any terms and provisions material to the interests of the Secured Parties, when taken as a whole, contained in such other class of Stock or Stock Equivalents are at least as advantageous to the Secured Parties as those contained in the Stock or Stock Equivalents redeemed thereby;

(f)                Restricted Payments by the Group Members to fund Investments permitted by Section 8.3;

(g)                Holdings may make additional cash Restricted Payments, provided that no Restricted Payment may be made under this paragraph (g) unless the following conditions are satisfied:

(i)                 so long as the Term Loans are outstanding, no such Restricted Payments are paid until after delivery of the annual audited financial statements and related  Compliance Certificate required under Section 6.1(c) and (d) and the prepayment, if any, required under Section 2.8(a), in each case (A) for the Fiscal Year ending December 31, 2010 with respect to any such Restricted Payments paid after the Closing Date, and (B) for the Fiscal Year ending December 31, 2011 with respect to any Restricted Payments made in 2012;

(ii)               no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(iii)             after giving effect to such Restricted Payment Group Members are in compliance on a pro forma basis with the covenants set forth in Article 5, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered to include such Restricted Payment; and

(iv)             the aggregate Restricted Payments made pursuant to this clause (g) shall not exceed (A) $3,000,000 in any trailing twelve month period at any time that the Term Loans are outstanding and (B) $8,000,000 in any trailing twelve month period otherwise, in each case measured as of the date such Restricted Payment is made.

Section 8.6             Prepayments of Indebtedness Under Subordinated Note and Permitted Junior Capital .  No Group Member shall (a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness evidenced by Subordinated Note Documents, (b) set apart any property for such purpose, whether to a sinking fund, a similar fund or otherwise, or (c) make any payment in violation of any subordination provisions applicable thereto; provided, however, that each Group Member may (i) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness evidenced by Subordinated Note Documents to the extent permitted by the subordination provisions applicable thereto, (ii) make prepayments or redemptions of Indebtedness evidenced by Subordinated Note Documents to the extent that (A) both before and after giving effect to such prepayment or redemption, no Default is continuing, (B) the Term Loans have been paid in full and (C) cash on hand of the Group Members in Controlled Deposit Accounts and Controlled Securities Accounts plus Excess Availability, after giving effect to any such prepayment or redemption, is at least $20,000,000 and (iii) replace or refinance the Subordinated Note in connection with the issuance of the Permitted Junior Capital once during the first 90 days following the Closing Date.

Section 8.7             Fundamental Changes .  No Group Member shall merge, consolidate or amalgamate with any Person, or liquidate or dissolve, except for the following:

(a)                to consummate any Permitted Acquisition;

(b)               a Loan Party may merge, amalgamate or consolidate with, or dissolve or liquidate into, the Borrower or a Guarantor (other than Holdings), or may merge, amalgamate or consolidate with any other Person that is incorporated or otherwise organized under the laws of a state of the United States of America, provided that (i) the Borrower shall be the continuing or surviving entity, or if the Borrower is not involved with such merger, amalgamation or consolidation, such Guarantor or such other Person, as the case may be, shall be the continuing or surviving entity, (ii) if such other Person constitutes the continuing or surviving entity, it shall have become a Guarantor simultaneously with such transaction and satisfied the requirements of Section 7.10, (iii) no Default or Event of Default shall have occurred and be continuing at the date of such merger, amalgamation, consolidation, dissolution or liquidation or would result therefrom and (iv) the Administrative Agent shall have a first priority Lien on all of the Stock and all Stock Equivalents on a fully diluted basis in the surviving Borrower, Guarantor or such other Person and on all Property of the surviving Borrower or Guarantor or to the extent required by Section 7.10, such other Person;

(c)                any Guarantor may merge, amalgamate or consolidate with, or dissolve or liquidate into, the Borrower or any other Guarantor, provided that (i) no Default or Event of Default shall have occurred and be continuing at the date of such merger, amalgamation consolidation, dissolution or liquidation or would result therefrom, (ii) if Holdings is a party to such merger, amalgamation, consolidation, dissolution or liquidation, Holdings shall be the surviving entity and after giving effect to such merger, amalgamation consolidation, dissolution or liquidation Holdings shall be in compliance with the requirements of Section 8.8(b) and (iii) the requirements of Section 7.10 shall have been satisfied;

(d)               any Excluded Foreign Subsidiary may merge, amalgamate or consolidate with, or dissolve or liquidate into, another Excluded Foreign Subsidiary, provided that no Default or Event of Default shall have occurred and be continuing at the date of such merger, amalgamation consolidation, dissolution or liquidation or would result therefrom and the requirements of Section 7.10 shall have been satisfied;

(e)                any Guarantor (other than Holdings) may merge, amalgamate or consolidate with or into any Group Member that is not a Loan Party; provided that if such Guarantor is not the surviving entity or the surviving entity has not satisfied the requirements of Section 7.10, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 8.3(e) or (o);

(f)                any Group Member (other than Holdings or Borrower) may liquidate or dissolve if (x) Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Group Member is a Guarantor, any Property not otherwise disposed of or transferred in accordance with Sections 8.3 or 8.4, or, in the case of any such business of such Group Member discontinued, such business, shall be transferred to, or otherwise owned or conducted by, another Guarantor or the Borrower after giving effect to such liquidation or dissolution; and

(g)                the Group Members may consummate (i) a merger, dissolution, liquidation, consolidation or amalgamation, the purpose of which is to effect a disposition permitted pursuant to Section 8.4 or (ii) a merger the purpose of which is to effect an Investment permitted pursuant to Section 8.3, in each case, provided that (x) no Default or Event of Default would result from the consummation thereof, (y) if such merger, dissolution, liquidation, consolidation or amalgamation undertaken to effect an Investment pursuant to clause (ii) above involves the Borrower or a Guarantor, the Borrower, or if the Borrower is not involved, such Guarantor, shall be the continuing or surviving entity and (z) the parties shall have satisfied the requirements of Section 7.10.

Section 8.8             Change in Nature of Business .  (a)  No Group Member (other than Holdings) shall engage in any material line of business substantially different from those lines of business carried on by it on the date hereof or any business reasonably related thereto, complementary thereto, ancillary thereto or a reasonable extension thereof.

(b)               Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of its Subsidiaries or as permitted under Section 8.3, (ii) activities incidental to maintenance of its corporate existence or as otherwise permitted under this Agreement (including the payment of tax payables and other corporate overhead expenses), (iii) the Related Transactions, (iv) performing its obligations incidental thereto under the Loan Documents and other Indebtedness permitted by this Agreement, (v) entering into and consummating the transactions expressly permitted under this Agreement and (vi) making Restricted Payments permitted by Section 8.5.

Section 8.9             Transactions with Affiliates.  No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction with, or for the benefit of, any Affiliate of the Borrower that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for:

(a)                transactions expressly permitted by this Agreement;

(b)               transactions among Loan Parties;

(c)                transactions among Group Members that are not Loan Parties;

(d)               tax sharing arrangements on customary terms entered into among the Group Members to provide for the allocation of the tax liability to be discharged with a Restricted Payment under Section 8.5(c)(i);

(e)                any issuance of Stock or Stock Equivalents in Holdings, or other payments, awards or grants in cash or Stock or Stock Equivalents of Holdings pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Holdings and in accordance with Requirements of Law;

(f)                employment and severance arrangements and health, disability and similar insurance or benefit plans between Group Members and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock and Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the Ordinary Course of Business or as otherwise approved by the board of directors of the applicable Group Member;

(g)                payment of reasonable compensation to officers and employees for actual services rendered to Group Members (other than an Excluded Foreign Subsidiary unless such payment is funded solely by such Excluded Foreign Subsidiary or with the proceeds of an Investment in such Excluded Foreign Subsidiary permitted under Section 8.3 hereof) in the Ordinary Course of Business;

(h)               the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants (other than Sponsor or its Affiliates), officers and employees of Group Members in the Ordinary Course of Business to the extent attributable to the ownership or operation of any Group Member (other than an Excluded Foreign Subsidiary unless such payment is funded solely by such Excluded Foreign Subsidiary or with the proceeds of an Investment in such Excluded Foreign Subsidiary permitted under Section 8.3);

(i)                 the payment of expenses with respect to the Related Transactions;

(j)                 transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 8.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Secured Parties in any material respect;

(k)               payment of reasonable fees not to exceed $500,000 in any Fiscal Quarter in connection with the advisory and consulting services provided by CBay pursuant to the CBay Management Agreement;

(l)                 Restricted Payments permitted under Section 8.5;

(m)             mergers, consolidations, amalgamations, liquidations and dissolutions permitted under Section 8.7;

(n)               Investments permitted by Section 8.3; and

(o)               all other transactions entered into pursuant to the reasonable requirements of the business of such Group Member upon fair and reasonable terms substantially as favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of any Group Member.

Section 8.10         Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.  No Group Member shall incur or otherwise suffer to exist or become effective any Contractual Obligation limiting the ability of (a) any Subsidiary of Holdings to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member (other than Holdings) or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (i) in connection with any document or instrument governing Liens permitted pursuant to Section 8.2(d) (provided that any such restriction contained therein relates only to the Property or Properties subject to such permitted Liens), (ii) Contractual Obligations that exist on the Closing Date and (to the extent not otherwise permitted by this Section 8.10 are listed on Schedule 8.10 hereto) any refinancings and extensions of any such Contractual Obligations if the terms and conditions thereof, taken as a whole, do not materially expand the scope of such limitation, (iii) Contractual Obligations representing Indebtedness of a Group Member that is not a Guarantor to the extent such Indebtedness is permitted by Section 8.1, (iv) Contractual Obligations that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under this Agreement, that is applicable solely to such joint venture, (v) Contractual Obligations that are binding on a Group Member at the time such Group Member first becomes a Group Member, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Group Member, (vi) Contractual Obligations that arise pursuant to agreements entered into with respect to any sale, transfer, lease or other disposition of Property or a Person permitted by Section 8.4 and apply solely to the Property or Person to be so sold, transferred, leased or otherwise disposed of, (vii) Contractual Obligations that are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the Property subject thereto, (viii) Contractual Obligations that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Group Member, (ix) Contractual Obligations that are customary provisions restricting assignment of an agreement entered into in the Ordinary Course of Business, (x) customary net worth provisions contained in real property leases entered into by a Group Member, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Group Members to meet their respective ongoing obligations and (xi) restrictions contained in the Loan Documents.

Section 8.11         Modification of Certain Documents.  No Group Member shall do any of the following:

(a)                waive or otherwise modify any term of any Constituent Document of any Loan Party (including the terms of any of their outstanding Stock or Stock Equivalents), except for those modifications and waivers that do not materially and adversely affect the interests of the Lenders;

(b)               waive or otherwise modify any term of any Subordinated Note Document if the effect thereof is to (i) increase the yield, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of any Group Member or confer additional material rights to the holder of the Subordinated Note or other Permitted Junior Capital in a manner adverse to any Group Member or any Secured Party;

(c)                waive or otherwise modify any term of any Material Agreement except for those modifications and waivers that do not make such Material Agreement materially less favorable to the Group Members or the Lenders; and

(d)               permit any Indebtedness (other than the Obligations) to qualify as “Senior Debt” or any similar concept under the Subordinated Note Documents or permit the Obligations to cease qualifying as such.

Section 8.12         Accounting Changes; Fiscal Year.  No Group Member shall change its (a) accounting treatment or reporting practices (other than to be in compliance with GAAP), or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

Section 8.13         Margin Regulations.  No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14         Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, be reasonably expected to have a Material Adverse Effect.  No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

Section 8.15         Hazardous Materials.  No Group Member shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE 9
Events Of Default

Section 9.1             Definition.  Each of the following shall be an Event of Default:

(a)                the Borrower shall fail to pay (i) any principal of any Loan or any L/C Reimbursement Obligation when the same becomes due and payable or (ii) any interest on any Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of 5 days after the due date therefor; or

(b)               any representation, warranty or certification made or deemed made by any Loan Party (or any Responsible Officer thereof) in any Loan Document shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained herein or therein) when made or deemed made; or

(c)                any Loan Party shall fail to comply with (i) any provision of Article 5 (Financial Covenants), Section 6.2(a)(i) (Other Events), Section 7.1 (Maintenance of Corporate Existence), Section 7.9 (Use of Proceeds) or Article 8 (Negative Covenants), (ii) any provision of Section 6.1 (Financial Statements) if, in the case of this clause (ii), such failure shall remain unremedied for 15 days after the earlier of (A) the date on which a Responsible Officer of any Loan Party becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or (iii) any other provision of any Loan Document if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of any Loan Party becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent; or

(d)               (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations or any Hedging Agreement) and, in each case, such failure relates to Indebtedness having a principal amount of $2,500,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased in full prior to the stated maturity thereof or (iv) any default has occurred under any Subordinated Note Documents (after giving effect to all notice and cure periods with respect thereto; or

(e)                (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action to authorize any action described in clause (i) or (ii) above; or

(f)                one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of monetary judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $5,000,000 or (B) in the case of non-monetary judgments, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 45 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g)                except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any material provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable (other than pursuant to the express terms thereof) against, or shall be revoked or repudiated by any Loan Party party thereto, (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document (other than the failure of the Administrative Agent to take any action within its control) or (iii) any contractual subordination provision in any Subordinated Note Document shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any holder of the Subordinated Note or Permitted Junior Capital, as applicable, (or such holder shall so state in writing), or any Group Member shall state in writing that any of the events described in clause (i), (ii) or (iii) above shall have occurred; or

(h)               any Material Agreement shall be terminated for any reason unless (i) such Material Agreement is replaced with an agreement that is not materially less favorable to the Group Members or the Lenders, (ii) existing Material Agreements provide substantially the same benefits as such terminated Material Agreement as are necessary for the proper conduct of such Group Member’s business as conducted as of the date of such termination or (iii) such Group Member has an alternative source of obtaining such benefits (including by internal development); or

(i)                 any material deterioration in performance by CBay Systems of its obligations under the CBay Sales and Services Agreement (including but not limited to material reductions in timeliness of delivery or quality as compared to CBay Systems’ historical performance) and such failure shall remain unremedied for 90 days after the last day of the Fiscal Quarter for which the operating statistics showing such material deterioration in performance were delivered pursuant to Section 6.6; or

(j)                 there shall occur any Change of Control.

Section 9.2             Remedies.  During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following:  (a) declare all or any portion of the Revolving Credit Commitments terminated, whereupon the Revolving Credit Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan and any L/C Issuer may have hereunder to Issue any Letter of Credit or (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), (x) the Revolving Credit Commitment of each Lender to make Loans and the commitment of each L/C Issuer to Issue Letters of Credit shall each automatically be terminated and (y) each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).

Section 9.3             Actions in Respect of Letters of Credit.  At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 102% of the L/C Obligations for all Letters of Credit at such time and (iii) as required by Section 2.12, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.11, for deposit in a L/C Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 102% of the L/C Obligations for all Letters of Credit at such time (not to exceed, in the case of clause (iii) above, the payment to be applied pursuant to Section 2.12 to provide cash collateral for Letters of Credit).

ARTICLE 10
The Administrative Agent

Section 10.1         Appointment and Duties.  (a)  Appointment of the Administrative Agent.  Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)               Duties as Collateral and Disbursing the Administrative Agent.  Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting the Administrative Agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as Collateral Agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                Limited Duties.  Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in Section 1.4(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as the agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

(d)               The Syndication Agent.  Notwithstanding anything else to the contrary in any Loan Document, the Syndication Agent shall have no obligations, duties or liabilities whatsoever in such capacity under any Loan Document, and no fiduciary relationship shall have been created between the Syndication Agent and any Loan Party under the Loan Documents.

Section 10.2         Binding Effect.  Each Lender and each L/C Issuer agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3         Use of Discretion.  (a)  No Action without Instructions.  The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)               Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4         Delegation of Rights and Duties.  The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article 10 to the extent provided by the Administrative Agent.

Section 10.5         Reliance and Liability.  (a)  The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)               None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, L/C Issuer, Holdings and the Borrower hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Administrative Agent:

(i)                 shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)               shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)             makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)             shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 10.6         The Administrative Agent Individually.  The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor.  To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Credit Lender”, “Term Loan Lender”, “Required

Lender”, “Required Revolving Lender” and “Required Term Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Credit Lender, Term Loan Lender or as one of the Required Lenders, Required Revolving Lenders or Required Term Lenders, respectively.

Section 10.7         Lender Credit Decision.  Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or L/C Issuers, the Administrative Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 10.8         Expenses; Indemnities.  (a)  Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)               Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share with respect to the Facilities of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 10.9         Resignation of the Administrative Agent or L/C Issuer.  (a)  The Administrative Agent may resign at any time by delivering notice of such resignation to the

Lenders and the Borrower 30 days prior to the effective date of resignation set forth in such notice.  If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders (provided such Lender accepts such appointment).  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)               Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

(c)                Any L/C Issuer may resign at any time by delivering notice of such resignation to the Administrative Agent, effective on the date set forth in such notice.  Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

Section 10.10     Release of Collateral or Guarantors.  Each Lender and L/C Issuer hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)                any Subsidiary of Holdings from its guaranty of any Obligation of any Loan Party if all of the Securities of such Subsidiary owned by any Group Member are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent) to a Person that is not a Group Member; and

(b)               any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to a Person that is not a Group Member, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(d) or (e) and (iii) all of the Collateral and all Loan Parties, upon in the case of this clause (iii), (A) termination of the Revolving Credit  Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable by the holder of such Obligation, (C)

deposit of cash collateral with respect to all L/C Obligations and other asserted contingent Obligations (or, in the case of any L/C Obligations, a back-up letter of credit has been issued) in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Administrative Agent of liability releases from the Loan Parties each in form and substance reasonably acceptable to the Administrative Agent.

Each Lender and L/C Issuer hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

Section 10.11     Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 10, Section 11.8 (Right of Setoff), Section 11.9 (Sharing of Payments) and Section 11.20 (Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent, the Lenders and the L/C Issuers shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE 11
Miscellaneous

Section 11.1         Amendments, Waivers, Etc.  (a)  No amendment or waiver of any provision of any Loan Document (other than the Fee Letters, the Control Agreements, and the L/C Reimbursement Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to grant a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Borrower, (2) in the case of any other amendment, waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or, in the case of any Loan Documents other than this Agreement, the applicable Loan Party or Loan Parties; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by the

Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)                 increase the Commitment of such Lender  (it being understood that a waiver of any condition precedent set forth in Article 3, or waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments, shall not constitute an increase of the Commitment of any Lender);

(ii)               reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, any outstanding Loan owing to such Lender, (B) any fee or accrued interest payable to such Lender hereunder or (C)  any L/C Reimbursement Obligation; provided, however, that this clause (ii) does not apply to (x) any reduction in incremental interest or fees payable pursuant to Sections 2.9(c) or 2.11(b) during the continuance of an Event of Default or to any payment of any such incremental interest or fees or (y) any modification to any financial covenant set forth in Article 5 or in any definition set forth therein or principally used therein;

(iii)             waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the termination of such Lender’s Revolving Credit Commitment; provided, however, that this clause (iii) does not apply to any change to mandatory prepayments, including those required under Section 2.8;

(iv)             except as provided in Section 10.10, release all or substantially all of the Collateral or all or substantially all of the Guarantors from their guaranty of the Obligations of the Borrower;

(v)               reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or

(vi)             amend Section 11.9 (Sharing of Payments), Section 2.12 (Application of Payments) or this Section 11.1;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment, consent or waiver of the type described in the preceding clauses (v) and (vi), and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 2.12(b) (Application of Mandatory Prepayments) to, and any modification of the application of any such payment to, (1) the Term Loans shall require the consent of the Required Term Lenders and (2) the Revolving Credit Outstandings shall require the consent of the Required Revolving Lenders, (B) any change to the definition of the term “Required Term Lender” shall require the consent of the Required Term Lenders, (C) any change to the definition of the term “Required Revolving Lender” shall require the consent of the Required Revolving Lenders, (D) any amendment or waiver that (1) changes the eligibility criteria with respect to the Borrowing Base, (2) changes the advance rates under the Borrowing Base or (3) makes any other change that would have the affect of increasing the Borrowing Base, will require the approval of the Supermajority Revolving Lenders, (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article 10 or the application thereof), the Swingline Lender, any L/C Issuer or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the Administrative Agent, the Swingline Lender, such L/C Issuer or, as the case may be, such SPV in addition to any signature otherwise required and (z) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.12(b) and (c).

(b)               Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2         Assignments and Participations; Binding Effect.  (a)  Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and L/C Issuer that such Lender or L/C Issuer has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower (in each case except for Article 10), the Administrative Agent, each Lender and L/C Issuer and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 10.9), none of Holdings, the Borrower, any L/C Issuer or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)               Right to Assign.  Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Credit Commitments and its rights and obligations with respect to Loans and Letters of Credit) to any of the following Persons (each an “Eligible Assignee”): (i) any existing Lender other than a Non-Funding Lender or Impacted Lender, (ii) any Affiliate or Approved Fund of any existing Lender which is under common control with such Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable(which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, in the absence of an Event of Default, the Borrower; provided, however, that (y) for each Facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolving Credit Commitments and L/C Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of an existing Lender, is of the assignor’s entire interest in such Facility or is made with the prior consent of the Borrower and the Administrative Agent and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lenders shall be subject to the Administrative Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 2.2(c)(iv).  No sale shall be made to a Loan Party or an Affiliate of a Loan Party, and the Administrative Agent’s refusal to accept a Sale to a Loan Party, an Affiliate of a Loan Party, a holder of the Subordinated Note or any Permitted Junior Capital or any Affiliate of such a holder, or to any Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c)                Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.17(f) and payment of an assignment fee in the amount of $3,500; provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale.  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.2(b)(iii), upon the Administrative Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)               Effectiveness.  Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Revolving Credit Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article 10, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments) to the extent provided in Section 10.11 (Additional Beneficiaries of Collateral)).

(e)       Grant of Security Interests. In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)       Participants and SPVs.  In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and 2.17 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.17(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender; provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral).

Section 11.3         Costs and Expenses.  Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein.  In addition, the Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor executed prior to the date hereof, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Facilities by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners) and (c) each of the Administrative Agent, its Related Persons, and each L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel and (d) fees and disbursements of one law firm on behalf of all Lenders (other than the Administrative Agent) incurred in connection with any matters referred to in clause (c) above.

Section 11.4         Indemnities.  (a)  The Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender, each L/C Issuer, each Person that each L/C Issuer causes to Issue Letters of Credit hereunder and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Document, any Disclosure Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit, any Related Transaction, or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Acquired Business, any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matters, and no Indemnitee shall have any liability with respect to any Indemnified Matters other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, each of Holdings and the Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.  Any amounts payable under this Section shall be without duplication of any amounts payable in respect of Taxes under Section 2.17.

(b)               Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 11.5         Survival.  Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements), Article 10 (The Administrative Agent), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) shall (A) survive the termination of the Revolving Credit Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6         Limitation of Liability for Certain Damages.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each of Holdings and the Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7         Lender-Creditor Relationship.  The relationship between the Lenders, the L/C Issuers and the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.8         Right of Setoff.  Each of the Administrative Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Holdings and the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of Holdings or the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of the Administrative Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates;

provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and the L/C Issuers and their Affiliates and other Secured Parties may have.

Section 11.9         Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes) and 2.18 (Substitution of Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to the Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.2(c).  For the avoidance of doubt, this Section shall not apply to assignments and participations to the extent allowed under this Agreement.

Section 11.10     Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11     Notices.  (a)  Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to Holdings or the Borrower, to MedQuist, Inc., Attention:  Mark Sullivan, General Counsel, 1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, New Jersey 08054, Tel:  (856) 206-4210, Fax:  (856) 206-4211, with copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention: Richard G. Mason, Tel: (212) 403-1252, Fax: (212) 403-2252, (B) if to the Administrative Agent or the Swingline Lender, to General Electric Capital Corporation, 500 West Monroe, Chicago, IL 60661, Attention: MedQuist Account Manager, Tel:  (312) 441-6908,

Fax:  (866) 388-3572, with copy to General Electric Capital Corporation, Two Bethesda Metro Center, Suite 600, Bethesda, MD 20814 Attention:  Noah Hochstadt, Senior Counsel and Vice President, Tel:  (301) 664-9893, Fax:  (866) 398-9582 and (C) otherwise to the party to be notified at its address specified opposite its name on Schedule II or on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Administrative Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.  Notwithstanding the foregoing, materials required to be delivered pursuant to Sections 6.1(b), 6.1(c) and 6.3 shall be deemed delivered to the Administrative Agent (and deemed distributed to the Lenders by the Administrative Agent) on the date on which Holdings or the Borrower causes such materials to be posted on the Internet at www.sec.gov or at such other website identified by the Borrower in a written notice to the Administrative Agent and the Lenders and that is accessible by the Lenders without charge.

(b)               Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article 2 or Article 10 shall be effective until received by the Administrative Agent.

Section 11.12     Electronic Transmissions.  (a)  Authorization.  Subject to the provisions of Section 11.11(a), each of the Administrative Agent, the Borrower, the Lenders, the L/C Issuers and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each of Holdings, the Borrower and each Secured Party hereby acknowledges and agrees, and each of Holdings and the Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)             Signatures.  Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically,

(B) each E‑Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.

(d)               Limitation of Liability.  All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”.  None of the Administrative Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein.  No Warranty of any kind is made by the Administrative Agent or any of its Related Persons in connection with any E‑Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  Each of Holdings, the Borrower and each Secured Party agrees (and each of Holdings and the Borrower shall cause each other Loan Party to agree) that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13     Governing Law.  This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.14     Jurisdiction.  (a)  Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)               Service of Process.  Each of Holdings and Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein).  Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.15     Waiver of Jury Trial.  Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory).  Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.

Section 11.16                     Severability.  Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.17     Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18     Entire Agreement.  The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Administrative Agent, any Lender or any L/C Issuer or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19     Use of Name.  Each of Holdings and the Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document required to be filed with any Governmental Authority under the securities laws) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, without at least 2 Business Days’ prior notice to GE Capital and without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law.

Section 11.20     Non-Public Information; Confidentiality.  (a)  Each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)               Each Lender, L/C Issuer and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Administrative Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 and (viii) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.20 shall govern.

Section 11.21     Patriot Act Notice.  Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, such Lender is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

Section 11.22     MyAccountSM.  In consideration of being given access to and the right to use the MyAccount website and service of the Administrative Agent, Borrower and

Holdings hereby agree to the terms and conditions set forth on Annex I hereto, as such may be amended by the Administrative Agent from time to time by posting revised terms and conditions on the MyAccount website.  In the event Borrower elects to submit a Borrowing Base Certificate to the Administrative Agent in any manner other than through the MyAccount website, the Administrative Agent will be entitled to assess a fee equal to $100 for each such submission.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

medquist transcriptions, ltd.
as Borrower

By:    /s/ Mark R. Sullivan
Name:  Mark R. Sullivan
Title:  General Counsel

medquist inc.
as Holdings

By:    /s/ Mark R. Sullivan
Name:  Mark R. Sullivan
Title:  General Counsel

General electric capital corporation
as the Administrative Agent, L/C
Issuer, Swingline Lender and Lender

By:    /s/ Dennis Cloud
Name: Dennis Cloud
Title: Duly Authorized Signatory

OTHER LENDERS:

CAPITALSOURCE BANK, as Lender

By:    /s/ Humberto Espada
Name: Humberto Espada
Title: Bank Officer

 FIFTH THIRD BANK, as Lender

By:    /s/ Jeffery A. Thieman
Name:  Jeffery A. Thieman
Title: Vice President